Exhibit 10.28

                    STOCK PURCHASE AGREEMENT

                          by and among

             THE READER'S DIGEST ASSOCIATION, INC.,

                       BOOKS ARE FUN, LTD.

                               and

                 THE OTHER PARTIES LISTED HEREIN


                         AUGUST 25, 1999



                        TABLE OF CONTENTS

                                                             Page

ARTICLE I  PURCHASE AND SALE                                  2
  1.1     Definitions                                         2
  1.2     Purchase and Sale                                   9
  1.3     Purchase Price                                     10
  1.4     Closing                                            10
  1.5     Delivery of Securities; Payment                    11
  1.6     Payment of Indebtedness; Closing Working
           Capital                                           12
  1.7     Adjustment                                         13
  1.8     Current Taxes Payable Adjustment                   14
  1.9     Withholding Calculation Procedures                 15
  1.10    Payments to Occur Immediately Prior to
           Closing                                           15

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE
           SELLERS                                           16
  2.1     Ownership of Stock                                 16
  2.2     Authority of Seller                                16
  2.3     No Violation                                       16
  2.4     Consents and Approvals                             16
  2.5     Equityholders' Agreement                           17
  2.6     Amounts Payable                                    17
  2.7     Brokers', Finders' Fees, etc.                      17
  2.8     Affiliate Contracts                                18

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF THE
           COMPANY                                           18
  3.1     Corporate Organization                             18
  3.2     Authorization                                      18
  3.3     Capitalization                                     19
  3.4     Subsidiaries                                       20
  3.5     No Violation                                       20
  3.6     Consents and Approvals of Governmental
           Authorities                                       20
  3.7     Financial Statements and Statistics of the
           Company                                           20
  3.8     Absence of Undisclosed Liabilities                 21
  3.9     Absence of Certain Changes                         21
  3.10    Title to Properties; Encumbrances                  23
  3.11    Patents, Trademarks, Trade Names                   24
  3.12    Material Contracts                                 24
  3.13    Litigation                                         25
  3.14    Compliance with Laws                               26
  3.15    Taxes                                              26
  3.16    Benefit Plans                                      27
  3.17    Labor Disagreements                                29
  3.18    Environmental Matters                              29
  3.19    Brokers', Finders' Fees, etc.                      30
  3.20    Affiliate Transactions                             31
  3.21    Indebtedness                                       31
  3.22    Insurance                                          31
  3.23    Vendors; Warehouses                                31
  3.24    Year 2000 Compliance                               32
  3.25    Certain Other Matters                              32
  3.26    Fractional Interests                               32
  3.27    Schedules                                          33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER       33
  4.1     Corporate Organization                             33
  4.2     Authorization                                      33
  4.3     No Violation                                       33
  4.4     Consents and Approvals of Governmental
           Authorities                                       34
  4.5     Sophisticated Investor                             34
  4.6     Other Investment Representations                   34
  4.7     Brokers', Finders' Fees, etc.                      34
  4.8     Ability to Pay                                     35

ARTICLE V  CONDUCT OF BUSINESS PENDING CLOSING               35
  5.1     Regular Course of Business                         35
  5.2     Amendments                                         35
  5.3     Capital Changes                                    35
  5.4     Organization                                       36
  5.5     Contracts                                          36
  5.6     Compensation                                       36
  5.7     Representations                                    36
  5.8     Taxes                                              36

ARTICLE VI ADDITIONAL AGREEMENTS                             37
  6.1     Additional Covenants                               37
  6.2     Reasonable Access                                  37
  6.3     Confidentiality                                    38
  6.4     Amendment of Charter Documents; Insurance          38
  6.5     Employee Matters                                   38
  6.6     Operating Facilities                               39
  6.7     No Solicitation                                    39
  6.8     Termination of Discussions                         39
  6.9     Notice of Certain Matters                          39
  6.10    Unaudited Financial Statements                     40
  6.11    Stock Options and Warrants                         40
  6.12    Equityholders' Agreement                           40

ARTICLE VIICONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS       41
  7.1     Representations and Warranties                     41
  7.2     Performance                                        41
  7.3     Approvals and Filings                              41
  7.4     Third Party Consents                               41
  7.5     Material Adverse Effect                            42
  7.6     No Injunction                                      42
  7.7     Opinion of Counsel                                 42
  7.8     Indebtedness                                       42
  7.9     [INTENTIONALLY DELETED]                            42
  7.10    Non-Competition/Non-Solicitation Agreements        42
  7.11    Guarantee of Obligations                           42
  7.12    Assumption of Professional Fees Agreements         42

ARTICLE VIII CONDITIONS PRECEDENT TO THE SELLERS'OBLIGATIONS 43
  8.1     Representations and Warranties                     43
  8.2     Performance                                        43
  8.3     Approvals and Filings                              43
  8.4     No Injunction                                      43
  8.5     Opinion of Counsel                                 43

ARTICLE IX TERMINATION AND ABANDONMENT                       44
  9.1     Methods of Termination                             44
  9.2     Procedure upon Termination                         44

ARTICLE X  INDEMNIFICATION                                   45
  10.1    Survival                                           45
  10.2    Indemnification by the Buyer Indemnitors
           and the Sellers                                   46
  10.3    Indemnification by Buyer                           47
  10.4    Indemnification Procedures                         47
  10.5    Nature of Other Liabilities                        49
  10.6    Certain Limitations on Remedies                    49
  10.7    Amount of Losses                                   50
  10.8    Subrogation                                        50

ARTICLE XI SELLERS' REPRESENTATIVES; RELEASE                 51
  11.1    Acknowledgment of Appointment of Sellers'
           Representatives                                   51
  11.2    Release                                            51

ARTICLE XIICERTAIN TAX MATTERS                               52
  12.1    Tax Indemnity by Buyer Indemnitors                 52
  12.2    Tax Indemnity by the Buyer                         53
  12.3    Straddle Periods; Apportionment of Taxes           53
  12.4    Filing and Payment Responsibility                  54
  12.5    Cooperation; Exchange of Information; Tax
           Proceedings                                       56
  12.6    Tax Returns Available                              58
  12.7    Refunds                                            58
  12.8    Adjustments                                        59
  12.9    Survival                                           59
  12.10   Setoff                                             59
  12.11   General Tax Amount                                 59

ARTICLE XIII MISCELLANEOUS PROVISIONS                        60
  13.1    Amendment and Modification                         60
  13.2    Waiver of Compliance                               60
  13.3    Notices                                            60
  13.4    Binding Nature; Assignment                         60
  13.5    Entire Agreement                                   61
  13.6    Disclaimer of Implied Warranties                   61
  13.7    Severability                                       61
  13.8    Expenses                                           61
  13.9    Press Releases and Announcements                   61
  13.10   Governing Law                                      62
  13.11   Counterparts                                       62
  13.12   Headings                                           62
  13.13   Interpretation; Absence of Presumption             62

Exhibit A   -  Stockholders

Exhibit B   -  Warrantholders

Exhibit C   -  Other Parties

Exhibit D   -  Optionholders

Exhibit E   -  Form of Opinion of Sellers' Counsel

Exhibit F   -  Form of Non-Competition/Non-Solicitation Agreement

Exhibit G   -  Form of Joinder

Exhibit H  -  Term Sheet for Incentive Plan

Exhibit I   -  Form of Guarantee

Exhibit J   -  Form of Assumption Agreement

Exhibit K   -  Allocation of Purchase Price

Exhibit L   -  Form of Opinion of Buyer's Counsel



                    STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (together with the schedules, exhibits and annexes hereto, the "Agreement") is made and entered into as of the 25th day of August 1999, by and among the persons listed on Exhibit A hereto (collectively, the "Stockholders"; each individually, a "Stockholder"), the persons listed on Exhibit B hereto (collectively, the "Warrantholders"; each individually, a "Warrantholder"), the persons listed on Exhibit C hereto (collectively, the "Other Parties"; each individually, an "Other Party"; and the Stockholders, Warrantholders and Other Parties, collectively, the "Sellers"), Books Are Fun, Ltd., an Iowa corporation (the "Company"), and The Reader's Digest Association, Inc., a Delaware corporation (the "Buyer").

                            RECITALS

     A. The Stockholders are the owners of all of the issued and outstanding shares of the common stock, par value $.0l per share, of the Company (the "Common Stock") and all of the issued and outstanding shares of the Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock");
and

     B. The Warrantholders are the owners of all issued and outstanding Warrants, and the Other Parties and the other
Optionholders (as defined below) are the owners of all of the issued and outstanding Stock Options; and

     C. On the terms and subject to the conditions contained herein, the Stockholders desire to sell and the Buyer desires to purchase all of the Stockholders' rights, title and interests in and to the number of shares of Common Stock and Preferred Stock set forth opposite their respective names on Exhibit A hereto (the
"Stock"); and

     D. On the terms and subject to the conditions contained herein, the Warrantholders desire to sell and the Buyer desires to purchase all of the Warrantholders' rights, title and interests in and to the Warrants set forth opposite their respective names on Exhibit B hereto, to the extent that such Warrants are outstanding and unexercised as of the Closing; and

     E. On the terms and subject to the conditions contained herein, the Other Parties desire that the Stock Options set forth opposite their respective names on Exhibit C hereto shall be cancelled immediately prior to the Closing in exchange for the payments provided hereunder, to the extent that such Stock
Options are outstanding and unexercised as of such time; and

     F. On the terms and subject to the conditions contained herein, the Stock Options set forth opposite the names of individuals holding Options on Exhibit D hereto (each such individual, other than any Other Party, an "Optionholder" and collectively, the "Optionholders") shall be cancelled immediately prior to the Closing in exchange for the payments provided hereunder (which is inclusive of the payments made in accordance with Exhibit C, and the Other Parties listed on both such Exhibits shall be entitled to payment in accordance with Exhibit C), to the extent that such Stock Options are outstanding and unexercised as of such time.

     NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is agreed as follows:

                            ARTICLE I

                        PURCHASE AND SALE

1.
          1.1. Definitions. The following terms when used in this Agreement have the meanings set forth below:

          (a)       "Accounting Firm" has the meaning set forth in Section
1.7(a).

          (b)       "Acquisition Proposal" has the meaning set forth in
Section 6.7.

          (c) "Affiliate" means any Person controlling, controlled by or under common control with another Person and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust; provided that, with respect to EGI-
BAF Investors, L.L.C. and EGI-BAF Investors II, L.L.C.,
"Affiliate" means any Person of which Sam Zell and/or members of his family and/or trusts for his or their benefit hold at least
50.1% of the equity interests. As used in this definition, "control" (including, with correlative meanings, "controlling,"
"controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          (d) "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

          (e)       "Agreement" has the meaning set forth in the Preamble.

          (f)       "Approved Sale" has the meaning set forth in Section
2.5(a).

          (g)       "Benefit Plans" has the meaning set forth in Section
3.16(a).

          (h)       "Buyer" has the meaning set forth in the Preamble.

          (i) "Buyer Indemnified Parties" has the meaning set forth in Section 10.2(a).

          (j) "Buyer Indemnitors" means each of Earl Kaplan, EGI-BAF Investors, L.L.C. and EGI-BAF Investors II, L.L.C.

          (k)       "Buyer Representatives" has the meaning set forth in
Section 6.3.

          (l)       "CERCLA" has the meaning set forth in Section 3.18.

          (m)       "Claim Notice" has the meaning set forth in Section
10.4(a).

          (n)       "Closing" has the meaning set forth in Section 1.4.

          (o)       "Closing Date" has the meaning set forth in Section
1.4.

          (p) "Closing Indebtedness" means the total amount of all Indebtedness of the Company outstanding as of the close of business on the Closing Date (without giving effect to repayments of Indebtedness made by or on behalf of Buyer and after giving effect to any payments to be made by the Company prior to or at the Closing) MINUS the amount of Cash of the Company as of the close of business on the Closing Date (without giving effect to any contribution of Cash or payments to be made by or on behalf of the Buyer at or after the Closing and after giving effect to any payments to be made by the Company prior to or at the Closing), such Cash to be calculated in accordance with GAAP and on the same basis of calculation as employed for Cash on the December 31, 1998 balance sheet included in the Financial
Statements (provided that such Cash shall be reduced by (including to a negative amount, if necessary) an amount equal to the sum of the Current Taxes Payable and the General Tax Amount in the amount set forth in the Schedule delivered pursuant to
Section 1.8).

          (q) "Closing Working Capital" means the amount of Working Capital of the Company as of the close of business on the Closing
Date (without giving effect to the Closing and after giving effect to any payments to be made by the Company prior to or at the Closing).

          (r) "Code" means the Internal Revenue Code of 1986, as amended.

          (s) "Common Stock" has the meaning set forth in the Recitals.

          (t)       "Company" has the meaning set forth in the Preamble.

          (u) "Company Equity Securities" has the meaning set forth in Section 3.3(d).

          (v) "Confidentiality Agreement" means the Confidentiality Agreement, dated May 19, 1999, by and between the Company and the Buyer.

          (w)       "Contracts" has the meaning set forth in Section
3.12(a).

          (x) "Contribution Agreement" means the Contribution Agreement dated August 25, 1999, among EGI-BAF Investors L.L.C.,
EGI-BAF Investors II, L.L.C. and the other parties thereto.

          (y) "Controlled Group Liability" has the meaning set forth in Section 3.16(g).

          (z)       "Controlling Party" has the meaning set forth in
Section 12.5(c).

          (aa) "Credit Agreement" means the Credit Agreement, dated May 1, 1997, as amended, between the Company, Paribas, Chicago
Branch (f/k/a Banque Paribas Chicago Branch) and certain lenders.

(bb)      "Current Taxes Payable" has the meaning set forth in
Section 1.8.
          (cc)      "date hereof" means the date of this Agreement.

          (dd)      "Defense Notice" has the meaning set forth in Section
10.4(c).

          (ee)      "EGI Group" has the meaning set forth in Section
2.5(a).

          (ff)      "Election Period" has the meaning set forth in Section
10.4(b).

          (gg) "Encumbrance" means any mortgage, pledge, lien, assessment, charge, security interest, conditional or other sale agreement, claim, right-of-way, easement, encroachment, option, right of first offer, right of first refusal, voting or use restriction or other equitable charge or encumbrance of any kind (and the term "Encumber" shall have the correlative meaning).

          (hh)      "Environmental Laws" has the meaning set forth in
Section 3.18.

          (ii) "Equityholder" shall mean any holder of Stock, Stock Options or Warrants.

          (jj) "Equityholders' Agreement" means the Equityholders' Agreement dated May 1, 1997 among the Company, certain Sellers and the other parties thereto, as amended as set forth on
Schedule 3.3(b).

          (kk) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (ll) "Estimated Closing Indebtedness" has the meaning set forth in Section 1.6.

          (mm) "Estimated Working Capital Differential" has the meaning set forth in Section 1.6.

          (nn)      "Final Statement" has the meaning set forth in Section
1.7(a).

          (oo)      "Financial Statements" has the meaning set forth in
Section 3.7(a).

          (pp) "Fractional Interest" shall mean, with respect to each Equityholder, the fraction set forth next to such Equityholder's name on Exhibit K, Part II hereto, as revised pursuant to Section
6.11.

          (qq) "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with past practices of the Company.

          (rr)      "General Tax Amount" has the meaning set forth in
Section 1.8.

          (ss) "hereof," "herein" and "herewith" have the meaning set forth in Section 13.13(ii).

          (tt) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (uu)      "including" has the meaning set forth in Section
13.13(iii).

          (vv) "Indebtedness" means, without duplication, (1) any obligations of the Company for borrowed money, including obligations under the Credit Agreement and the revolving facility thereunder, (2) obligations evidenced by mortgages, notes, bonds, debentures or similar instruments, obligations for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), and obligations under capital leases and obligations with respect to letters of credit or swaps, (3) all prepayment premiums or penalties and other amounts becoming due as a result of this transaction or otherwise, (4) any unpaid interest owing on any such obligations, and (5) any guarantees, assumptions or similar obligations with respect to any of the foregoing.

          (ww)      "Indebtedness Certificate" has the meaning set forth in
Section 1.6.

          (xx)      "Indemnified Party" has the meaning set forth in
Section 10.4(a).

          (yy)      "Indemnifying Party" has the meaning set forth in
Section 10.4(a).

          (zz)      "Indemnity Notice" has the meaning set forth in Section
10.5.

          (aaa)          "Initial Statement" has the meaning set forth in
Section 1.7(a).

          (bbb) "Intellectual Property Rights" has the meaning set forth in Section 3.11.

          (ccc) "Interim Financial Statements" has the meaning set forth in Section 3.7(b).

          (ddd)          "IRS" means the United States Internal Revenue
Service.

          (eee)          "Kaplan Group" has the meaning set forth in
Section 2.5(a).

          (fff) "Knowledge" shall mean: (i) in the case of the Company, the actual knowledge of the president or chief executive officer or the chief financial officer of the Company after due inquiry of the persons listed in Schedule 1.1(ddd); (ii) in the case of each individual Seller, the actual knowledge of such individual Seller after due inquiry of the other representative(s), agent(s) or employee(s) of such individual, if any, responsible for the relevant matters; and (iii) in the case of each Seller which is not an individual, the actual knowledge of the representative(s), agent(s) or employee(s) of such Seller having responsibility for such Seller's relationship with the Company after due inquiry of the representative(s), agent(s) or employee(s) of such Seller, if any, responsible for the relevant matters.

          (ggg) "Liquidation and Dividend Percentage" has the meaning set forth in Section 1.3(b)(i).

          (hhh)          "Losses" has the meaning set forth in Section
10.2(a).

          (iii) "Material Adverse Effect" shall mean any change, effect, event or occurrence that (x) has a material adverse effect on the financial condition, properties, business or results of operations of the Company or (y) that prevents or materially delays or impairs the ability of any of the parties hereto to consummate the transactions contemplated hereby;
provided, however, that a Material Adverse Effect shall not include any effect to the extent caused by or arising from any of the following: (i) changes which adversely impact the domestic or international publishing or book distribution or retail bookselling, video or audio tape retailing or display marketing industries generally and do not disproportionately impact the Company; or (ii) any material change in the financial markets of the United States, including any suspension of trading or the establishment of minimum or maximum prices on any exchange or over-the-counter market of the United States.

          (jjj)          "Maximum Liability" has the meaning set forth in
Section 10.6(c).

          (kkk) "Mirror Option Agreement" has the meaning set forth in Section 1.5(f).

          (lll) "Noncontrolling Party" has the meaning set forth in Section 12.5(c).

          (mmm) "Notice of Disagreement" has the meaning set forth in Section 1.7(a).

          (nnn)          "OPA" has the meaning set forth in Section 3.18.

          (ooo)          "Option Calculator" has the meaning set forth in
Section 1.9.

          (ppp)          "Option Reviewer" has the meaning set forth in
Section 1.9.

          (qqq) "Optionholder" or "Optionholders" has the meaning set forth in the Recitals.

          (rrr)          "or" has the meaning set forth in Section
13.13(iv).

          (sss) "Other Party" or "Other Parties" has the meaning set forth in the Preamble.

          (ttt) "Particular Current Taxes Payable" has the meaning set forth in Section 1.8.

          (uuu) "Permitted Encumbrances" means (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws and (iv) liens created in the ordinary course of business which, in the case of all of the foregoing (i)-(iv), could not reasonably be expected to, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties or otherwise have a Material Adverse Effect.

          (vvv) "Person" means an individual, a partnership, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

          (www) "Post-Closing Period" means each taxable period that begins, as to the Company or any of its Subsidiaries, after the Closing Date and the portion, beginning after the Closing
Date, of each Straddle Period.

          (xxx) "Pre-Closing Period" means each taxable period that ends, as to the Company or any of its Subsidiaries, on or before the Closing Date and the portion, ending on the Closing
Date, of each Straddle Period.

          (yyy) "Preferred Stock" has the meaning set forth in the Recitals.

          (zzz)          "Purchase Price" has the meaning set forth in
Section 1.3(a).

          (aaaa) "QSSSub" means a "qualified Subchapter S subsidiary" within the meaning of Section 1361(b) of the Code and comparable provisions of state and local law.

          (bbbb)         "RCRA" has the meaning set forth in Section 3.18.

          (cccc)         "Released Persons" has the meaning set forth in
Section 11.2.

          (dddd) "Remaining Purchase Price" has the meaning set forth in Section 1.3(b)(ii).

          (eeee) "S Corp" means an "S corporation" within the meaning of Section 1361(a) of the Code and comparable provisions of state and local law.

          (ffff) "Seller Indemnified Parties" has the meaning set forth in Section 10.3.

          (gggg) "Sellers" has the meaning set forth in the Preamble.

          (hhhh) "Sellers' Representatives" has the meaning set forth in Section 11.1.

(iiii) "Severance Payment Options" has the meaning set forth in Section 6.5(a).

          (jjjj)         "Stock" has the meaning set forth in the Recitals.

          (kkkk) "Stock Option" or "Stock Options" has the meaning set forth in Section 6.11(a).

          (llll) "Stockholder" and "Stockholders" have the meaning set forth in the Preamble.

          (mmmm) "Straddle Period" means any taxable period commencing, as to the Company or any of its Subsidiaries, on or before and ending, as to the Company or any of its Subsidiaries, after the Closing Date.

          (nnnn) "Subsidiary" means any corporation, limited liability company, partnership or other entity as to which the Company owns or has owned at least 50% of the stock, membership interests, partnership interests or other equity interests.

          (oooo) "Tax" means, with respect to any Person, any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; (ii) liability of such Person, for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated
Group (or being included (or required to be included) in any Tax
Return relating thereto); and (iii) liability of such Person for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

          (pppp) "Tax Proceeding" means any Tax audit, examination, contest, litigation or other proceeding.

          (qqqq) "Tax Returns" or "Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and including any Forms 1099) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          (rrrr)         "Third Party Claim" has the meaning set forth in
Section 10.4(a).

          (ssss)         "Threshold" has the meaning set forth in Section
10.6(a).

          (tttt)         "Top 10 Suppliers" has the meaning set forth in
Section 3.23(a).

          (uuuu) "Total Liquidation and Dividend Amount" has the meaning set forth in Section 1.3(b)(i).

          (vvvv) "Transaction Bonuses" shall mean the payments set forth on Schedule 5.6.

          (wwww) "Triggering Equityholders" has the meaning set forth in Section 2.5(a).

          (xxxx) "Warrant" or "Warrants" has the meaning set forth in Section 6.11(a).

          (yyyy) "Warrantholder" or "Warrantholders" has the meaning set forth in the Preamble.

          (zzzz) "Working Capital", with respect to the Company, as of any date, means (i) the sum of Inventory, Accounts Receivable
(other than any such Accounts Receivable in respect of Taxes) and Prepaid Expenses (other than Prepaid Expenses in respect of Taxes and only to the extent that the increase in remaining Prepaid
Expenses as of the Closing Date from remaining Prepaid Expenses on December 31, 1998 does not exceed $500,000) of the Company, MINUS (ii) the sum of all current liabilities (other than any current liability in respect of Taxes and the Current Portion of Long-Term Debt (which the Company represents included interest as of December 31, 1998)), each such item to be calculated as of the close of business on such day in accordance with GAAP and on the same basis of calculation as employed for such item on the December 31, 1998 balance sheet included in the Financial
Statements.

          (aaaaa)        "Working Capital Differential" means the amount of
Closing Working Capital MINUS $ 23,883,600 (and shall be, therefore, a positive number if Closing Working Capital is greater than $23,883,600 and a negative number if Closing Working
Capital is less than $23,883,600).

          (bbbbb)        "Working Capital Differential Certificate" has the
meaning set forth in Section 1.6.

          1.2. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (i) the Stockholders will sell and the Buyer will purchase all of the Sellers' rights, title and interests in and to the Stock, (ii) the Warrantholders will sell and the Buyer will purchase all of the Warrantholders' rights, title and interests in and to the Warrants and (iii) all Stock
Options will be cancelled.

          1.3. Purchase Price.

               (a) The total purchase price to be paid by the Buyer, in the manner hereinafter set forth (the "Purchase Price"), shall be $380,000,000 PLUS the Working Capital Differential MINUS the aggregate amount of Closing Indebtedness. The amount of Purchase
Price to be paid by the Buyer at or (as provided herein and subject to Section 1.10) immediately prior to the Closing shall be $380,000,000 PLUS 75% of the Estimated Working Capital
Differential (if positive, or 100% if negative) MINUS the amount of the Estimated Closing Indebtedness. Such amount shall be subject to adjustment, following calculation of the Working
Capital Differential and actual Closing Indebtedness, as provided in Section 1.7.

               (b) The Purchase Price shall be paid as follows and as more fully set forth on Exhibit K:

               (i) First, an amount equal to the sum of the liquidation value of, PLUS all accumulated, unpaid and undeclared preferential dividends on, the Preferred Stock as of the Closing Date shall be paid to the Equityholders listed on Exhibit K, Part I in accordance with the percentages set forth therein (as to each Equityholder, such party's "Liquidation and Dividend Percentage," the aggregate of such amounts, in dollars, the "Total Liquidation and Dividend Amount") (Exhibit K, Part I includes a calculation of the Total Liquidation and Dividend Amount as of October 1,
          1999); and

               (ii) Second, the amount of the Purchase Price remaining after the payment of the Total Liquidation and Dividend Amount (the
          "Remaining Purchase Price") shall be paid to the Equityholders listed on Exhibit K, Part II in accordance with the Fractional Interests set forth therein.

               (c) All payments in respect of the cancellation of Stock Options, whether payable at or immediately prior to Closing, in connection with the Working Capital Adjustment or otherwise, shall be net of applicable withholding Taxes as determined pursuant to the procedures set forth in Section 1.9. In addition to the reductions to Purchase Price contemplated hereby, an amount of Cash equal to the sum of the Current Taxes Payable and the General Tax Amount set forth on the schedule delivered pursuant to Section 1.8 shall be retained by the Company, but shall not be considered in the amount of Cash used to calculate
Closing Indebtedness or Estimated Closing Indebtedness.

          1.4. Closing. The closing of the purchase and sale of the Stock (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, New York, NY on October 1, 1999, subject to the satisfaction or waiver (by the applicable party) of the conditions set forth in Articles VII and VIII by such date, or, if not so satisfied or waived by such date, the third business day following the satisfaction or waiver (by the applicable party) of the conditions set forth in Articles VII and VIII, or at such other place or on such other date as the Buyer and the Company shall agree. The date on which the Closing occurs shall be the "Closing Date".

          1.5. Delivery of Securities; Payment. At the Closing (except as otherwise provided below):

       (a) each Stockholder shall deliver or cause to be delivered to the Buyer one or more stock certificates representing in the aggregate the number of shares of Stock set forth opposite the name of such Stockholder on Exhibit A, duly endorsed in blank for transfer or accompanied by duly executed stock powers and all applicable stock transfer stamps (the cost of which, if any, shall be borne 50% by Buyer and 50% by the Company paid prior to the Closing, except to the extent refundable in which case it will be borne to such extent by the Company) and other instruments requisite to proper transfer, all in proper form;

(b) each Warrantholder shall deliver to the Buyer one or more certificates representing in the aggregate the Warrants set forth opposite the name of such Warrantholder on Exhibit B (less any Warrants which have been exercised for cash or for shares of Stock and as to which such Warrantholder has become a Stockholder hereunder), duly endorsed in blank for transfer or accompanied by any other instruments requisite to proper transfer, including any transfer stamps, all duly executed and in proper form;

(c) each Other Party and Optionholder shall deliver to the Buyer immediately prior to the Closing one or more certificates and/or option agreements representing in the aggregate the Stock Options set forth opposite the name of such Other Party or Optionholder on Exhibits C and D, respectively (or other evidence reasonably satisfactory that such Stock Options have been cancelled and satisfied) (less any Stock Options which have been validly exercised for shares of Stock and as to which such Other Party or Optionholder has become a Stockholder hereunder and less any Stock Options which have been forfeited in accordance with their terms), for cancellation by the Company immediately prior to the Closing;

(d) the Buyer shall pay to the Equityholders listed on Exhibit K, Part I, (which payment shall be made in the case of the Other Parties, immediately prior to the Closing) by wire transfer of immediately available funds (to the account(s) designated by such Persons in writing not less than three business days prior to Closing), the Total Liquidation and Dividend Amount payable at Closing (net of applicable withholding taxes, if any) in accordance with the Liquidation and Dividend Percentage set forth next to each Equityholder's name on Exhibit K, Part I;

(e) the Buyer shall pay to the Equityholders listed on Exhibit K, Part II by (i) wire transfer of immediately available funds to the account(s) designated by such Equityholder in writing not less than three business days prior to Closing or (ii) bank check posted to the address at which such Equityholder's pay check from the Company is regularly delivered or such address otherwise provided to Buyer by such Equityholder not less than three business days prior to Closing, such Equityholder's Fractional Interest of the Remaining Purchase Price payable at Closing in accordance with Section 1.3 (provided that any payment in respect of Stock Options (which shall be made effective as of immediately prior to Closing) or Warrants shall be made net of the exercise price thereof (and net of any Tax withholding), the amount of which exercise price which otherwise would have been paid shall then be distributed to all Equityholders in accordance with each Equityholder's Fractional Interest); and

(f) Earl P. Kaplan and David Kaplan, Stockholders, shall deliver to the Company for cancellation stock certificates representing (in the aggregate) 64,114 shares of Common Stock and 3,280.376 shares of Preferred Stock which are all of the shares of stock (other than .001 share which is being sold by Earl P. Kaplan hereunder) subject to that certain Common and Preferred Stock Option Agreement (the "Mirror Option Agreement"), dated as of May 1, 1997, by and among Earl P. Kaplan and David Kaplan and the Company, and are excluded from the calculations of interests contained in Exhibit K; the Company shall cancel the stock certificates so delivered; the Company shall pay, in full satisfaction of the Company's obligations under the Mirror Option Agreement, immediately prior to Closing $673.95, the nominal aggregate purchase price for all such shares as provided in the Mirror Option Agreement, such payment to be made (net of applicable withholding Taxes); and the Mirror Option Agreement shall thereafter be deemed fully exercised and terminated, and each party to the Mirror Option Agreement hereby agrees to such treatment; it being understood and agreed that the balance of the purchase price for the Preferred Stock that otherwise would have been payable under the Mirror Option Agreement has been allocated pursuant to Exhibit K, Part I as provided therein, to the Other Parties as part of their Total Liquidation and Dividend Amount.

     1.6. Payment of Indebtedness; Closing Working Capital. Not less than three business days prior to the Closing, the Chief
Financial Officer of the Company shall deliver to the Buyer (i) a certificate (the "Working Capital Differential Certificate") which shall (in a form of reasonable detail illustrating the calculation thereof) set forth a good faith estimate of the amount of the Working Capital Differential (the "Estimated
Working Capital Differential"), and (ii) a certificate (the "Indebtedness Certificate") which shall (in a form of reasonable detail illustrating the calculation thereof) (a) set forth a good faith estimate of the total amount of Indebtedness anticipated to be outstanding on the Closing Date and a good faith estimate of the anticipated Closing Indebtedness (the "Estimated Closing Indebtedness"), and (b) identify each of the Company's creditors with respect to whom Indebtedness is owed and the respective amounts of Indebtedness anticipated to be owed to such creditors as of the close of business on the Closing Date. Buyer shall be given access to the books and records of the Company and permitted to review the working papers of the Company relating to the Working Capital Differential Certificate and the Indebtedness Certificate a reasonable period prior to the third business day prior to the Closing. The Company shall use reasonable efforts to revise the certificates referred to above to the extent Buyer advises the Company of errors therein. The Buyer shall, at the Closing, pay to each of the Company's creditors its respective amount of the Indebtedness as set forth on the Indebtedness Certificate and shall receive documentation from each such creditor as is reasonably necessary to evidence the payment and the release by such creditor of any and all Encumbrances securing such Indebtedness and relating to the Company Equity Securities or any assets or properties of the Company.

    1.7. Adjustment. (a) Within 30 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers' Representatives a statement setting forth a calculation of the amount of Closing Indebtedness and the Working Capital Differential (each, an
"Initial Statement"). During the 30 days immediately following receipt of each Initial Statement, the Sellers' Representatives and their representatives shall be granted access to the books and records of the Company relating to the Initial Statements and permitted to review the working papers of the Buyer relating to the Initial Statements. An Initial Statement shall become final and binding upon the parties hereto (and shall thereupon become a "Final Statement") on the 30th day following receipt thereof by the Sellers' Representatives unless the Sellers' Representatives deliver to the Buyer a notice of disagreement with the calculations on the Initial Statement (a "Notice of Disagreement") prior to such 30th day. Any Notice of Disagreement shall specify in reasonable detail by line item the nature of any disagreement so asserted and the change in the calculation of the amount of Closing Indebtedness and/or the Working Capital Differential implied thereby. If a timely Notice of Disagreement is received by the Buyer, then the Initial
Statement (as resolved either by the agreement of the Buyer and the Sellers' Representatives or by the Accounting Firm in accordance with this Section 1.7) relating thereto shall become final and binding upon the parties hereto (and shall thereupon become a "Final Statement") on the earlier of (x) the date on which the Buyer and the Sellers' Representatives resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement with respect to such Initial Statement and agree upon a Final Statement and (y) the date on which the Accounting Firm, after performing appropriate procedures, finally resolves in writing any matters with respect to such Initial Statement that are in dispute by providing the Buyer and the Sellers' Representatives with a Final Statement.
During the 30 days immediately following the delivery of a Notice of Disagreement, the Buyer and the Sellers' Representatives shall seek in good faith to resolve in writing (and thereby agree upon a Final Statement) any differences which they may have with respect to any matter specified in such Notice of Disagreement.
At the end of such 30-day period, the Buyer and the Sellers' Representatives shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which were included in such Notice of Disagreement, and, within 30 days of such submission, the Accounting Firm shall make a final written determination (which shall thereupon become a "Final Statement"), binding on the parties hereto, of the amount of Closing Indebtedness and/or the Working Capital Differential, as applicable, which determination shall be, by line item, at or between the amount of such line item on the applicable Initial Statement and the amount of such line item on the applicable
Notice of Disagreement. The fees of the Accounting Firm incurred pursuant to this Section shall be borne by the party against whom more (by dollar amount) of the differences specified in the Notice of Disagreement are resolved. For purposes of the foregoing, "Accounting Firm" shall mean Arthur Andersen LLP
(using a U.S. office with expertise in such matters), or, if such firm is unable or unwilling to undertake the responsibilities required of the Accounting Firm hereunder, such other nationally recognized independent public accounting firm (using a U.S.
office with expertise in such matters) as shall be agreed upon by the Buyer and the Sellers' Representatives in writing, provided that in any case neither the Accounting Firm nor the senior persons performing services as the Accounting Firm hereunder shall have any significant relationship with any party hereto.

               (a)  [Hidden text]

  (b) If the amount of Closing Indebtedness reflected on the Final Statement exceeds the amount of Estimated Closing Indebtedness, then within 10 business days after the Final Statement becomes final and binding on the parties hereto, the Sellers' Representatives shall make payment to the Buyer by wire transfer in immediately available funds of the amount of such excess. If the amount of Estimated Closing Indebtedness exceeds the amount of Closing Indebtedness reflected on the Final Statement, then, within 10 business days after the Final Statement becomes final and binding on the parties hereto, the Company shall make payment (net of any required Tax withholding) by wire transfer in immediately available funds to an account or accounts designated by the Sellers' Representatives (who shall distribute the same to the Equityholders in accordance with each Equityholder's
Fractional Interest, subject to the Total Liquidation and Dividend Amount having been paid pursuant to Section 1.5(d)) the amount of such excess payment; provided, however, that to the extent any such excess is attributable to an overpayment to the Company's creditors, then such portion of the excess shall be included in the payment to the account designated by Sellers' Representatives only to the extent such portion of the excess is returned to the Company.

   (c) If the amount of the Working Capital Differential reflected on the Final Statement exceeds 75% of the amount of the Estimated Working Capital Differential (if positive, or 100% if such estimate was negative), within 10 business days after the Final Statement becomes final and binding on the parties hereto, the Buyer shall make payment of the amount (net of any required Tax withholding) of such excess to an account or accounts designated by the Sellers' Representatives (who shall distribute the same to the Equityholders in accordance each Equityholder's Fractional Interest, subject to the Total Liquidation and Dividend Amount having been paid pursuant to Section 1.5(d)) by wire transfer in immediately available funds. If 75% of the amount of the Estimated Working Capital Differential (if positive, or 100% if such estimate was negative) exceeds the amount of the Working Capital Differential reflected on the Final Statement, within 10 business days after the Final Statement becomes final and binding on the parties hereto, the Sellers' Representatives shall make payment to the Buyer by wire transfer in immediately available funds of the amount of such excess.

        (d)  The amount of any payment to be made pursuant to this
Section 1.7 shall bear interest from and including the date of Closing to but excluding the date of payment at a rate per annum equal to 5.5%; provided, however, that interest shall be included in payments made pursuant to the proviso to the second sentence of Section 1.7(b) only to the extent that the creditors returning excess to the Company return interest thereon.

               (e) The payment of any amount by the Buyer pursuant to paragraphs (b), (c) or (d) above shall be made without any offset other than applicable Tax withholding and shall satisfy in full the Buyer's obligations to deliver such amounts to the Equityholders under Section 1.3, Section 1.5 and this Section
1.7.

          1.8. Current Taxes Payable Adjustment. In the event that Sellers' Representatives so elect, the Sellers' Representatives shall deliver to the Buyer not less than three business days prior to the Closing a schedule stating, by jurisdiction, type of Tax and taxable period, Sellers' Representatives' good faith and reasonable estimate of any accruals as of the Closing Date for current Taxes payable in the ordinary course of the Company (for each jurisdiction, type of Tax, and taxable period, the "Particular Current Taxes Payable"), the aggregate amount of such accruals (the "Current Taxes Payable") and an additional amount, if any, not less than zero and not in excess of $150,000 (the General Tax Amount"). Each of the Particular Current Taxes
Payable and the Current Taxes Payable shall be a credit balance as a liability or zero in amount. In addition to the reductions to Purchase Price contemplated by Section 1.3, an amount of Cash equal to the sum of the Current Taxes Payable and the General Tax Amount set forth on the schedule delivered pursuant to this
Section 1.8 shall be retained by the Company, but shall not be considered in the amount of Cash used to calculate Closing Indebtedness or Estimated Closing Indebtedness. Buyer shall not be obligated for any additional costs (other than reasonable time of personnel) as a result of Sellers' Representatives' decision to make the election referred to in this Section 1.8; provided, however, that the parties shall work together to make alternative arrangements in light thereof.

          1.9. Withholding Calculation Procedures. In the case of any payment hereunder in respect of the cancellation of Stock Options and any payment of Transaction Bonuses: (i) the Option
Calculator shall provide the Option Reviewer the Option
Calculator's proposed good faith and reasonable calculation of the amount of Tax withholding required in connection with such payment at least five days prior to the date such payment is to be made for the Option Reviewer's review and comment, (ii) the Option Reviewer shall provide its good faith and reasonable comments on the correctness of such calculation to the Option Calculator within three days of receipt of such calculation,
(iii) withholding shall be made in respect of such payment as so calculated taking into account such comments of the Option
Reviewer, except to the extent the Option Calculator disagrees with the Option Reviewer's comments in which case the Option Calculator and the Option Reviewer shall endeavor in good faith to resolve such disagreement over such comments and, failing that, such disagreement shall be resolved expeditiously by the Accounting Firm prior to the date such payment is required to be made. In the case of any payment hereunder in respect of the cancellation of Stock Options and any payment of Transaction
Bonuses: (x) "Option Calculator" shall mean the Company in the case of any such payment to be made on or prior to the Closing
Date and shall mean the Buyer in the case of any other payment and (y) "Option Reviewer" shall mean the Buyer in the case of any payment to be made on or prior to the Closing Date and shall mean the Sellers' Representatives in the case of any other payment.

    1.10.     Payments to Occur Immediately Prior to Closing.   Any
payments by Buyer described herein and contemplated to occur immediately prior to Closing shall be subject to and contingent upon the Closing occurring immediately after the payment of any such amounts.

                           ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller, severally and not jointly, hereby represents and warrants, as to such Seller, to the Buyer as follows:

2.
          2.1. Ownership of Stock. Such Seller is the owner, beneficially and of record, of the shares of Stock, Warrants and Stock Options set forth opposite such Seller's name on Exhibit A, Exhibit B and Exhibit D hereto, respectively, free and clear of any Encumbrance except as set forth on Schedule 2.l. At Closing such Seller will transfer good and marketable title to such shares of Stock, Warrants and Stock Options free and clear of any Encumbrance.
Except as set forth on such Exhibits and except for such Seller's interest as an employee of the Company, if any, such Seller has no beneficial interest in the Company.

          2.2. Authority of Seller. Such Seller has the requisite right, capacity and power to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement has been duly authorized by such Seller by all necessary action. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation, enforceable against such Seller in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and
(b) the application of equitable principles, whether applied by a court of equity or law.

          2.3. No Violation. Except as set forth on Schedule 2.3 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both,
(a) with respect to any Seller that is not an individual, violate, or be in conflict with, or constitute a breach or default under, or give rise to any right under, any provisions of the organizational documents of such Seller or, whether or not such Seller is an individual, any Contract to which such Seller is a party or by which it or its assets or properties is bound,
(b) require the consent or waiver of, or notice to, any party to any Contract to which such Seller is a party or by which it or its assets or properties is bound, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which such Seller or its assets or properties is subject.

          2.4. Consents and Approvals. Except for compliance with the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is necessary or advisable to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          2.5. Equityholders' Agreement.

     (a) Except as set forth on Schedule 2.5, such Seller is a party to the Equityholders' Agreement, which is a valid and binding agreement with respect to such Seller, enforceable against such Seller in accordance with its terms; and such Seller is not (and to the Knowledge of such Seller, no other Person is) in breach in any material respect of the Equityholders' Agreement. Such
Seller is not party to any amendment, supplement or binding interpretation of the Equityholders' Agreement except as set forth in Schedule 3.3(b). Each Seller hereby agrees that the transactions contemplated by this Agreement shall be deemed to constitute an "Approved Sale" (as defined in the Equityholders' Agreement) for all purposes of the Equityholders' Agreement as to which both the "Kaplan Group" (as defined in the Equityholders' Agreement) and the "EGI Group" (as defined in the Equityholders' Agreement) constitute the "Triggering Equityholders" (as defined in the Equityholders' Agreement) and as to which such Triggering Equityholders have validly exercised the "drag-along rights" provided in Section 4.4(a) of the Equityholders' Agreement for all purposes of the Equityholders' Agreement, including for all purposes of Section 4.4(c) of the Equityholders' Agreement, without regard to any variation between the terms hereof and the provisions of the Equityholders' Agreement (any such variations are hereby waived). Such Seller (i) has consented to and shall raise no objections against the transactions contemplated by this Agreement and (ii) shall execute and deliver such instruments of conveyance and transfer and take all other necessary or desirable actions in connection with the consummation of the transactions contemplated hereby reasonably requested by the Buyer. Such
Seller agrees that, upon the consummation of the transactions contemplated by this Agreement, the conditions set forth in
Section 4.4(b) of the Equityholders' Agreement shall have been fully satisfied.

      (b)  Except for the Equityholders' Agreement or as set forth in
Schedule 3.3(b): such Seller is not a party to any (i) voting trusts, proxies or other Contracts with respect to the voting of any Company Equity Securities, (ii) Contracts restricting the transfer of any Company Equity Securities, (iii) preemptive or anti-dilutive rights or rights of first offer or first refusal or "tag-along", "drag-along" or similar rights with respect to any Company Equity Securities or (iv) rights with respect to registration under securities laws with respect to any Company
Equity Securities.

          2.6. Amounts Payable. No amount is or will be owed or otherwise payable to such Seller by the Buyer or the Company as a result of the transactions contemplated hereby, except with respect to the payments to such Seller provided in Article I, Article X, Article
XII and Section 6.5.

          2.7. Brokers', Finders' Fees, etc. Neither the Company (upon the Closing) nor the Buyer shall have any liability or obligation to pay any brokerage commission, finders' fees, or similar compensation or any legal or professional fees incurred in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or authorized (with respect to Paribas North America, Inc., BankAmerica Investment
Corporation, MIG Partners, IV, Chase Equity Associates, L.P. and
Bank of America, National Association, other than such authorization granted to (i) EGI-BAF Investors, L.L.C. or EGI-BAF
Investors II, L.L.C. pursuant to the authority granted in Section
11.1 of this Agreement, (ii) EGI-BAF Investors, L.L.C. or EGI-BAF
Investors II, L.L.C. pursuant to the authority granted in the Contribution Agreement, or (iii) Equity Group Investments, Inc.
pursuant to the authority granted in the Equityholders'
Agreement) by such Seller or any of its Affiliates.  Schedule
3.19 lists all persons who may be entitled to any brokerage commission, finders' fees, or similar compensation or any legal or professional fees incurred in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or authorized (with respect to Paribas North
America, Inc., BankAmerica Investment Corporation, MIG Partners,
IV, Chase Equity Associates, L.P. and Bank of America, National
Association, other than such authorization granted to (i) EGI-BAF
Investors, L.L.C. or EGI-BAF Investors II, L.L.C. pursuant to the authority granted in Section 11.1 of this Agreement, (ii) EGI-BAF
Investors, L.L.C. or EGI-BAF Investors II, L.L.C. pursuant to the authority granted in the Contribution Agreement, or (iii) Equity
Group Investments, Inc. pursuant to the authority granted in the Equityholders' Agreement) by such Seller or any of its Affiliates.

          2.8. Affiliate Contracts. Schedule 3.12 lists all Contracts to which the Company is a party or by which its assets or properties are bound and to which any Affiliate of such Seller is a party.

                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Buyer as follows:

3.
          3.1. Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties and assets. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in each state of the United States and in each foreign jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

          3.2. Authorization. The Company has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The board of directors of the Company has taken all action required to authorize the execution and delivery of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby. No other proceedings on the part of the Company, its board of directors or holders of any Company Equity Securities are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement is a valid and binding agreement of the Company, enforceable against it in accordance with its terms except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) the application of equitable principles, whether applied by a court of equity or law.

          3.3. Capitalization. Schedule 3.3(a) hereto sets forth as of the date hereof: (a) all authorized, issued and outstanding shares of capital stock of the Company (all of which are listed on Exhibit A); (b) all outstanding securities issued by the Company
(or, to the Knowledge of the Company, any other Person) convertible into or exchangeable or exercisable for shares of capital stock of the Company; (c) all outstanding options (all of which are listed on Exhibit D), warrants (all of which are listed on Exhibit B), rights, contracts, commitments, understandings or arrangements by which the Company is bound to issue or sell or to purchase or otherwise acquire or retire any additional shares of capital stock or other securities of or equity interest in the Company or securities convertible into or exchangeable for such capital stock or other securities or equity interests in the Company and (d) all stock appreciation, phantom stock, or similar rights or rights to participate in revenues or profits or other derivatives or equity-like interests with respect to the Company
(the foregoing (a)-(d), collectively, "Company Equity
Securities"). The Stock and Warrants to be purchased by the Buyer and the Stock Options to be cancelled, pursuant to the terms of this Agreement, constitute all of the Company Equity
Securities. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and all other Company Equity Securities are duly issued and valid and binding. Except for the Equityholders'
Agreement or as set forth on Schedule 3.3(b), the Company is not a party to and, to the Knowledge of the Company, there are no (i) voting trusts, proxies or other Contracts with respect to the voting of any Company Equity Securities, (ii) Contracts restricting the transfer of any Company Equity Securities, (iii) preemptive or anti-dilutive rights or rights of first offer or first refusal or "tag-along", "drag-along" or similar rights with respect to any Company Equity Securities or (iv) rights with respect to registration under securities laws with respect to any Company Equity Securities. True and complete copies of the restated articles of incorporation and bylaws of the Company and all Contracts respecting Company Equity Securities (including all
Contracts listed on Schedule 3.3(a) or 3.3(b) and all Warrant
Contracts and Stock Option Contracts) have been provided to the Buyer prior to the date hereof. Schedule 3.3(b) includes a true and complete copy of the Equityholders' Agreement and all amendments, supplements and binding interpretations thereof. No holder of Stock Options has or will have the right to tender to the Company, pursuant to an exercise of any "put" right or other right to exercise for a cash payment (in lieu of acquiring stock), any Stock Options, it being understood that the payments to be made at or immediately prior to Closing by Buyer pursuant to Section 1.5 of this Agreement shall not be deemed a violation of this representation. There are no dividends on Company Equity
Securities that have been declared but remain unpaid.

          3.4. Subsidiaries. Schedule 3.4 contains a list of each corporation, partnership, joint venture or other business organization or entity in which the Company directly or indirectly owns or has owned any capital stock or other equity securities or other interests. The Company is not subject to any obligation or requirement to provide funds or assets for or to, to keep well or otherwise support, or to make any investment (in the form of a loan or capital contribution or otherwise) in, any Person.

          3.5. No Violation. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, (a) violate, or be in conflict with, or constitute a breach or default under, or give rise to any right under, any provisions of the Articles of Incorporation or By-laws of the Company or the Equityholders'
Agreement, (b) violate, or be in conflict with, or constitute a breach or default under, or give rise to a right of sale, purchase, termination, cancellation, alteration of rights or acceleration of any Contract to which the Company is a party, or by which the Company or its assets or properties is bound, (c) require the consent or waiver of, or notice to any party to any Contract to which the Company is a party, or by which the Company or its assets or properties is bound, (d) result in the creation or imposition of any Encumbrance upon any property or assets of the Company, or (e) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its assets or properties is subject.

          3.6. Consents and Approvals of Governmental Authorities. Except for compliance with the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is necessary or advisable to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          3.7. Financial Statements and Statistics of the Company.

      (a) Schedule 3.7(a) includes accurate and complete copies of the balance sheets of the Company at December 31, 1998 and December
31, 1997 and the related statements of income, stockholders' equity and cash flows for the fiscal years then ended (the
"Financial Statements"), in each case accompanied by the audit report thereon of Ernst & Young, independent certified public accountants. All such Financial Statements present fairly the financial position of the Company at the respective dates thereof, and the results of operations, changes in stockholders' equity and cash flows of the Company for the periods indicated, in conformity with GAAP.

   (b) The Company has delivered to the Buyer the interim unaudited balance sheet of the Company at June 26, 1999, and the related statements of income, stockholders' equity and cash flows for the six months then ended (the "Interim Financial Statements"). The Interim Financial Statements present fairly in all material respects, and the financial statements to be delivered pursuant to Section 6.10 will present fairly in all material respects, the financial position of the Company at the date thereof, and the results of operations, changes in stockholders' equity and cash flows for the period indicated, subject to changes resulting from normal year-end adjustments which are not material, individually or in the aggregate, and subject to the absence of footnote disclosure, and have been, or will be in the case of the financial statements to be delivered pursuant to Section 6.10, prepared in a manner consistent with past practices of the Company and in conformity with GAAP. The Interim Financial Statements are attached hereto in Schedule 3.7(b).

  (c) Schedule 3.7(c) includes, to the Company's Knowledge, a good faith estimate of the number of drops, the average revenue per drop, the number of schools, corporations or day care centers, and the number of sales representatives by segment, in each case for the 1998 fiscal year and the six-month period ended June 26, 1999.

          3.8. Absence of Undisclosed Liabilities. The Company has no debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, except (i) as reflected in the Financial Statements or in the Interim
Financial Statements or not required to be so reflected in accordance with GAAP and (ii) debts, obligations or liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements which could not reasonably be expected to, individually or in the aggregate, have a Material
Adverse Effect.

          3.9. Absence of Certain Changes. Except as set forth in Schedule 3.9, since December 31, 1998, and through the date hereof, the Company has conducted its business only in the ordinary course and there has not been:

         (a) any adverse change which has or is reasonably likely to have a Material Adverse Effect (without giving effect to clause (y) of the definition thereof);

           (b) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the assets of the Company, whether or not covered by insurance;

           (c) any waiver by the Company of any material rights related to the Company's business, operations or assets;

           (d) except for increases in the ordinary course of business and in accordance with past practice to any employee who is not an officer, any general or special increase in the compensation of employees of the Company (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment);

          (e) any sale, assignment, transfer or other disposition of any material tangible assets or rights of the Company, except in the ordinary course of business;

          (f) any sale, assignment, transfer or other disposition of any of the Company's material patents, trademarks, trade names, copyrights, licenses or other intangible assets;

          (g) any Encumbrance granted or imposed on any of the assets or properties of the Company with a fair market value in excess of $250,000, except Permitted Encumbrances;

          (h) any declaration or payment of any dividends or other distributions with respect to any Company Equity Securities or redemption or purchase or cancellation, directly or indirectly, of any Company Equity Securities;

          (i) any amendment to any existing employee Benefit Plan that would increase or decrease the Company's costs or benefits to participants (other than by a de minimis amount) or termination of any existing employee Benefit Plan required to be listed on
     Schedule 3.16, or the adoption of any new employee Benefit Plan;

          (j) any single or group of related capital expenditures or commitments therefor made in excess of $250,000;

          (k) any incurrence of any Indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or any guarantee of any such Indebtedness, except in the ordinary course of business consistent with past practice;

          (l) any payment, discharge or satisfaction of (i) any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) except in each case in the ordinary course of business or (ii) any Indebtedness other than in the ordinary course of business;

        (m) any amendment or modification to any provision of the Articles of Incorporation or the By-laws of the Company;

           (n) any material discount or acceptance of less than full payment with regard to accounts receivable and other amounts due or any sale of any inventory at less than fair market value or any bulk sale of such inventory except in the ordinary course of business;

          (o) any change in any method of Tax or financial accounting or accounting principle or practice except for any such change required by law or GAAP;

         (p) any split, combination or reclassification of any of the capital stock of the Company or any Company Equity Security or issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any Company Equity Security or repurchase, cancellation or other acquisition or retirement of any shares of the capital stock of the Company or any Company Equity Security;

          (q) any other material action taken or any other material transaction entered into other than in the ordinary course of business and in accordance with past custom and practice, other than the transactions contemplated by this Agreement;

          (r) any action which, if taken after the date hereof, would require the consent of the Buyer under Article V; and

          (s) any agreement or Contract, whether in writing or otherwise, to take any action described in this Section 3.9.

          3.10. Title to Properties; Encumbrances. The Company has good and marketable title to, or valid rights to use, all properties and assets (tangible and intangible) necessary to conduct the Company's business as presently conducted by the Company in all material respects. Schedule 3.10(a) hereto lists all real properties and interests therein owned or leased by the Company as of the date hereof. Except as set forth in Schedule
3.10(b):

         (a) the Company has good and marketable title to each of the real properties required to be listed in Schedule 3.10(a) and has good title to all tangible personal properties and other assets shown as owned by the Company on its books and records (except for properties and assets acquired under installment purchase contracts or held pursuant to capitalized leases), except for such defects of title, if any, as could not reasonably be expected to, individually or in the aggregate, materially interfere with the present use of or materially impair the value of such properties or assets or otherwise have a Material Adverse Effect (without giving effect to clause (y) of the definition thereof);

     (b) none of the properties or assets of the Company is subject to any Encumbrance except (i) Encumbrances securing Indebtedness
(a complete and correct list of which is set forth in Schedule 3.10(b) hereto), all of which shall be terminated and released at or prior to the Closing upon Buyer's payment pursuant to Section 1.6, or (ii) Permitted Encumbrances;

       (c)  with respect to each parcel of real property owned by the
     Company: (i) there are no leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (ii) there are no pending and, to the Knowledge of the Company, threatened, condemnation proceedings affecting such parcel; (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and (iv) there are no parties (other than the Company) in possession of any parcel of real property; and

               (d)  with respect to real property leased or subleased by the
     Company: (i) each lease or sublease is in full force and effect as of the date hereof; and (ii) the Company is not, and to the Knowledge of the Company no other party to such leases or subleases is, in material breach or default or has repudiated any material provision thereof.

          3.11. Patents, Trademarks, Trade Names. Except as noted thereon, Schedule 3.11 lists all material patents, trademarks, service marks and trade names and all registrations and applications for registration for any of the foregoing
(collectively, the "Intellectual Property Rights") owned or used (pursuant to license agreements or otherwise) in the conduct of the businesses of the Company as of the date hereof. To the Knowledge of the Company as of the date hereof and except as set forth in Schedule 3.11 hereto, the Company's use of Intellectual Property Rights does not conflict with or infringe on the rights of any third person, except for such conflicts or infringements which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (without giving effect to clause (y) of the definition thereof). Except as set forth in
Schedule 3.11, the Company owns or possesses a valid license to use all Intellectual Property Rights as necessary for the present operation of its business, and the Company has no Knowledge, as of the date hereof, of (a) any infringement by third parties of the Company's rights in such Intellectual Property Rights; or (b) any claim contesting the validity or enforceability of such Intellectual Property Rights, except where the loss or expiration of the Intellectual Property Rights could not reasonably be expected to, individually or in the aggregate, have a Material
Adverse Effect (without giving effect to clause (y) of the definition thereof).

          3.12.     Material Contracts.

               (a) Schedule 3.12 lists all written or oral agreements, contracts and commitments (or groups of related agreements, contracts and commitments with the same or related parties)
("Contracts") to which the Company is a party or by which its assets are bound comprising the following:

          (i) Contracts (other than purchase orders) which have a term of one year or more or involve commitments in excess of $250,000;

          (ii) purchase orders (or group of related purchase orders) to buy inventory for amounts in excess of $650,000;

          (iii) Contracts to which any Affiliate of the Company or, to the Company's Knowledge, of any Seller, officer or director of the Company or any entity in which such person holds an interest (other than a de minimis interest) is a party;

          (iv) Contracts pursuant to which the Company is entitled or obligated to acquire or sell any assets from or to a third party for a purchase price in excess of $250,000 (other than Contracts between the Company and its independent contractors on a form consistent in all material respects with the forms of agreement included in Schedule 3.25);

          (v) Contracts which are collective bargaining agreements, union or labor agreements;

          (vi) Contracts creating any Encumbrance, other than Permitted Encumbrances, and Contracts which evidence, secure or otherwise relate to or create any Encumbrance relating to any Indebtedness for which the Company has or could have any liability in excess of $250,000;

          (vii) Contracts which limit the ability of the Company to engage in any business or conduct its business in any geographic or product market or to buy or sell any goods or services from or to any Person (other than restrictions contained in purchase orders which limit sales by the Company to the direct selling channel);

          (viii) Contracts to which the United States government or any department, agency or instrumentality thereof or any state or local governmental agency or authority is a party involving amounts in excess of $100,000;

          (ix) Contracts which relate to the purchase, redemption, transfer or voting of Company Equity Securities;

          (x) Contracts which are employment agreements with any employee of the Company;

          (xi) Contracts which provide for a joint venture, partnership or similar arrangement between the Company and any other Person; and

          (xii) any other Contract of the Company the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect
     (without giving effect to clause (y) of the definition thereof).

True and complete copies of all Contracts required to be listed on Schedule 3.12 have been provided to the Buyer prior to the date hereof.

  (b) Except as set forth in Schedule 3.12, (x) each Contract of the Company required to be disclosed in Schedule 3.12 is a valid and binding obligation, enforceable in accordance with its terms in all material respects, (y) the Company has performed all the material obligations required to be performed by it in connection with the Contracts required to be disclosed in Schedule 3.12, has not given notice of the cancellation thereof, is not in material breach thereof and is not in receipt of any written claim of default under any such Contract and (z) to the Knowledge of the Company as of the date hereof, no such Contract has been breached in any material respect or cancelled by any other party thereto and the Company has not received any written notice of any default by it thereunder.

          3.13. Litigation. Except as set forth in Schedule 3.13, there is no action, proceeding, claim or investigation pending or, to the Knowledge of the Company, threatened against the Company, which could reasonably be expected to result, directly or indirectly, individually or in the aggregate, in a Material
Adverse Effect. The Company is not in violation of any judgment, order or decree entered against it or to or by which its assets or properties are subject or bound.

          3.14. Compliance with Laws. The Company has conducted its business in compliance with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations, except for violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          3.15.     Taxes.

     (a) The Company has filed all Tax Returns that it was required to file, all such Tax Returns are true, correct and complete and the Company has paid all Taxes shown on such Tax Returns as owing, except, in each case, for failures, that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (without giving effect to clause (y) of the definition thereof).

     (b) Schedule 3.15 lists all federal income Tax Returns filed by the Company for any taxable year ending on or after December 31, 1990, and lists all federal, state, local or foreign income Tax Returns that have been audited or currently are the subject of audit. The Company has made available to the Buyer correct and complete copies of all income Tax Returns filed by it for all open taxable years and all examination reports and statements of deficiencies received with respect to such returns. The Company has made available to Buyer a good faith draft of the Company's 1998 federal income Tax Return.

(c) The Company has never been a member of an Affiliated Group filing a consolidated federal income Tax Return.

(d)  Except as set forth in Schedule 3.15 attached hereto:

          (i) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

          (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

               (iii) there is no action, suit, taxing authority proceeding or audit now pending against the Company with respect to any Taxes; and

               (iv) no written claim has been made within the past three years (and no written claim has, to the Knowledge of the Company, been made at any time prior to such three-year period) by a taxing authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

               (e) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party (other than any such Taxes arising from a misclassification of an employee as an independent contractor), and the Company has timely collected and paid all Taxes required to have been collected and paid in connection with any amounts received from any customer or other third party.

               (f) For all taxable periods (and any portion of a taxable period) ending prior to March 31, 1997, the Company was an S
Corp. The Company has never been liable for any Taxes imposed under Section 1374(a) or 1375(a) of the Code.

               (g) The Tax Returns of the Company with respect to federal income Taxes have been examined by the IRS and the examination has been closed, or the statute of limitations with respect to such Tax Returns has expired, for all Tax periods through and including the taxable year ending December 31, 1996.

          (h) No election has been made to have the provisions of Section 341(f) of the Code apply to the Company.

        (i) The Company is not a party to or bound by any Tax sharing or similar agreement or arrangement.

        (j) Except as set forth on Schedule 3.15(j), no deficiency or proposed adjustment that has not been settled or otherwise resolved relating to the classification of any individual as an independent contractor or employee has been proposed, asserted or assessed by any taxing authority against the Company nor has any such individual proposed or asserted any challenge formally in writing that has not been settled or otherwise resolved (which challenge actually involves the Company or of which challenge the Company has Knowledge) to the Company's classification of such individual.

      (k) The Company has not agreed, and is not required, to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting methods or otherwise (except for a possible adjustment resulting from the Form 3115 relating to the calculation of uniform capitalization submitted by the Company to the IRS dated December 31, 1998).

               (l) The Company has not misclassified any employee as an independent contractor or failed to timely withhold and pay any Taxes required to have been withheld and paid in connection with amounts paid or owing to any such employee so misclassified.

          3.16.     Benefit Plans.

        (a) Schedule 3.16 contains an accurate and complete list of all Benefit Plans (i) maintained or sponsored by the Company, (ii) contributed to by the Company or to which the Company has an obligation to contribute, or (iii) covering any current or former employees, officers, directors or independent contractors of the Company, or with respect to which the Company has any material liability. For purposes of the Agreement, the term "Benefit
Plans" shall mean: (i) employee benefit plans as defined in
Section 3(3) of ERISA, (ii) employment agreements, and (iii) any other employee benefit plan, program, policy, practice, or other arrangement, whether or not written, including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or agreement, whether or not subject to ERISA, and whether or not funded. The Company has not had, at any time during the last six years, any obligation to contribute to any "multiple employer welfare arrangement" as such term is defined in Section 3(40) of ERISA, any "multiemployer pension plan" as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections
4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder). Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section
419 of the Code or (ii) unfunded.

          (b) The Company does not contribute to or have any liability with respect to any Benefit Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section
4980B of the Code or applicable state continuation coverage law.

 (c) The Company does not sponsor or contribute to or have any liability with respect to any Benefit Plan that is a "defined benefit plan" as defined in Section 3(35) of ERISA or that is intended to be qualified under Section 401(a) of the Code.

  (d) Through the date hereof, each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with its terms, all reporting and disclosure requirements and applicable laws and regulations, including ERISA and the Code. As of the date hereof, no actions, suits, claims (other than routine claims for benefits), Taxes, penalties or Encumbrances with respect or relating to the Benefit Plans are pending or, to the Knowledge of the Company, threatened, or have been assessed or incurred.

 (e) With respect to each Benefit Plan, the Company has provided Buyer with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Benefit Plans are maintained, funded and administered, including all amendments thereto, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with attachments), (iii) the most recent actuarial report, (iv) the most recent financial statements, and (v) all governmental rulings and determinations and opinions (and pending requests for governmental rulings, determinations and opinions).

  (f) Except as set forth in Schedule 3.16(f) or as specifically contemplated by Section 1.5, Section 6.5 and Section 6.11 of this Agreement, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company. No amount paid or payable by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event such as termination of employment) will be an "excess parachute payment" within the meaning of Section 280G of the Code; provided, that the foregoing representation is not made with respect to any amounts payable pursuant to the plan provided for in Section 6.5(b) or the agreements provided for in
Section 7.10.

    (g) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. For the purposes of the foregoing, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under
Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

    (h) All individuals who are or were in the past entitled to coverage under any Benefit Plan under the terms thereof or under applicable law or regulation are receiving and have received (as applicable) such coverage.

          3.17. Labor Disagreements. Except as set forth in Schedule 3.17, since December 31, 1998, the Company has not experienced any material labor disputes or any material work stoppages, and, to the Knowledge of the Company, as of the date hereof there is no such dispute or work stoppage threatened against the Company.

          3.18.     Environmental Matters.  Except for matters disclosed in
Schedule 3.18, and except for matters that could not reasonably be expected to result, individually or in the aggregate with all such other matters, in a Material Adverse Effect: (i) the properties, operations and activities of the Company are in compliance with all applicable Environmental Laws; (ii) the Company and the properties and operations of the Company are not subject to any existing, pending or, to the Knowledge of Company, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Law in connection with any aspect of the business of the Company, including those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Closing, and the Company is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any governmental authority under any Environmental Law, and the Company has not received any notice of noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any property of the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company under any Environmental Laws or that would impact the soil, groundwater, surface water or human health; (vi) since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company have been transported, to the Company's Knowledge, only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental
Laws to treat, store or dispose of such substances and wastes;
(vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or in connection with its properties or operations that could reasonably be expected, individually or in the aggregate, to give rise to any claim against the Company for damages or compensation; and (viii) the Company has made available to Buyer all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company.

     For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing, the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

          3.19. Brokers', Finders' Fees, etc. Neither the Company (as of the Closing) nor the Buyer shall have any liability or obligation to pay any brokerage commission, finders' fees, or similar compensation or any legal or professional fees incurred in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Seller. Schedule 3.19 lists all persons who may be entitled to any brokerage commission, finders' fees, or similar compensation or any legal or professional fees incurred in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or, to the Knowledge of the Company, any Seller.

          3.20.     Affiliate Transactions.

               (a) Except as disclosed in Schedule 3.20(a), to the Knowledge of the Company, no Seller or any officer or director or Affiliate of the Company or of any Seller or any entity in which any such Person owns any beneficial interest (other than a de minimis interest), is or has been since January 1, 1998 a party to any material Contract or transaction with the Company or has any interest (other than a de minimis interest) in any material property, real or personal or mixed, tangible or intangible, used in the business of the Company; and no Affiliate of EGI-BAF
Investors, L.L.C. or EGI-BAF Investors II, L.L.C. (ignoring the proviso to the first sentence of the definition of "Affiliate") or any entity in which any such Person owns any beneficial interest (other than a de minimis interest), to the Knowledge of such entities, is a party to any such Contract or transaction or has any such interest other than on an arm's-length basis.

               (b) Except as set forth in Schedule 3.20(b), no amount is or will be owed or otherwise payable to any party hereto, any current or former holder of any Company Equity Securities or any current or former employees or independent contractors of the Company by the Buyer or the Company as a result of the transactions contemplated hereby except with respect to the payments provided in Article I, Article X, Article XII and
Section 6.5.

               (c) Except as set forth in Schedule 3.20(c), no current or former holder of any Company Equity Securities and no current or former employee or independent contractor of the Company owes any monies or is otherwise obligated to make payments to the Company
(other than the repayment of customary employee advances in de minimis amounts made in the ordinary course of business and obligations of independent contractors with respect to inventory or sales materials purchased in the ordinary course of business pursuant to agreements described in Section 3.25(a)).

          3.21. Indebtedness. Schedule 3.21 sets forth a true and complete list of all Indebtedness of the Company, in each case showing, as of the date set forth thereon, the aggregate principal amount thereof and the name of any Person which directly or indirectly guaranteed such debt. None of such Indebtedness was incurred in connection with, or in contemplation of, the transactions contemplated by this Agreement.

          3.22. Insurance. Schedule 3.22 lists and describes all policies of insurance currently maintained by the Company or covering its assets or operations. Except as set forth on
Schedule 3.22, all such insurance policies are in full force and effect, the Company has not defaulted under and is not in default with respect to its obligations under any insurance policies, the Company has not been refused any insurance, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance, during the last two years.

          3.23.     Vendors; Warehouses.

               (a) In each of the two most recently completed fiscal years, no vendor or supplier of goods or services to the Company has accounted for over 10% of the aggregate purchases by the Company from all of its vendors or suppliers in such fiscal year.
Schedule 3.23(a) contains a true and complete list of the 10 most significant (by amounts paid by the Company) suppliers (the "Top
10 Suppliers") of the Company for each of the two most recently completed fiscal years, including the amount paid in each such period to each Top 10 Supplier.

               (b) There is no material disagreement between the Company and any Top 10 Supplier or any warehouse with which the Company does business and, to the Knowledge of the Company, there has been no material disruption thereof and there exists no basis for any such material disruption. Since December 31, 1998, to the Knowledge of the Company, as of the date hereof, no Top 10
Supplier has refused the sale of books to the Company or substantially increased the price at which it sells books to the Company or otherwise materially and adversely altered the terms on which it supplies books to the Company.

          3.24. Year 2000 Compliance. The Company has taken steps (summarized in Schedule 3.24) that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company, and no expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000. The Company has taken the actions described in such Schedule (to the extent described therein), has resolved (or is in the process of resolving) any issues arising as a result of tests taken or otherwise to the Knowledge of the Company, and is not aware of any fact that would lead one to reasonably conclude that the Company will be unable to resolve any of such issues on the timetable set forth in Schedule 3.24 (and in any event on a timely basis in order to be resolved before the year 2000).
Neither the Company nor any Affiliate of the Company on behalf of the Company has guaranteed to or agreed with any customer or third Person that goods or services sold or performed by the Company will not be affected by any "Year 2000 Problem."

          3.25.     Certain Other Matters.

               (a) Included in Schedule 3.25 are forms of each type of agreement used by the Company with respect to the engagement of independent contractors and other sales representatives at any time since January 1, 1998. The Company is not party to any arrangements with independent contractors or other sales representatives that differ from, supplement or are inconsistent with, in any material respect, the relevant form of agreement contained in Schedule 3.25.

               (b) Since December 31, 1998, the Company has not experienced (or received notice of) the loss, termination or other departure of independent contractors or other sales representatives collectively accounting for 10% or more of sales during any six-month period since January 1, 1998 that have not been replaced or planned to be replaced.

          3.26. Fractional Interests. Exhibit K, Part I hereto contains a true and complete list of the Equityholders entitled to the Total Liquidation and Dividend Amount (with respect to dividends, assuming an October 1, 1999 Closing Date) and each such Equityholder's Liquidation and Dividend Percentage (which represents such Equityholder's proportionate right to the Total Liquidation and Dividend Amount hereunder based on such Equityholder's fully diluted equity interest in the Company after giving effect to Section 1.5(f)). Exhibit K, Part II hereto contains a true and complete list of each Equityholder and such Equityholder's Fractional Interest (which represents such Equityholder's proportionate right to the Remaining Purchase
Price hereunder based on such Equityholder's fully diluted equity interest in the Company). Payment to (a) the applicable Equityholders set forth on Exhibit K, Part I of the Total Liquidation and Dividend Amount in accordance with each such Equityholder's Liquidation and Dividend Percentage and (b) all Equityholders of each such Equityholder's Fractional Interest of the Remaining Purchase Price shall satisfy in full all obligations to such Equityholder under, and is consistent with, all rights of each such Equityholder under the relevant instruments, agreements and documents creating rights for such Equityholder in such capacity.

          3.27. Schedules. For purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement in such a way as to make its relevance to the information called for by another
Schedule to this Agreement readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such item or fact is material to the Company.

                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Company and each of the Sellers as follows:

4.
          4.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2. Authorization. The Buyer has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The board of directors of the Buyer has taken all action required to authorize the execution and delivery of this Agreement, the performance of the Buyer's obligations hereunder and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement. This Agreement is a valid and binding Agreement of the Buyer, enforceable against it in accordance with its terms except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) the application of equitable principles, whether applied by a court of equity or law.

          4.3. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the certificate of incorporation or by-laws of the Buyer, or violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, any material debt or obligation pursuant to any material agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or, to the best knowledge of the Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

          4.4. Consents and Approvals of Governmental Authorities. Except for compliance with the HSR Act and for consents, approvals or authorizations which have been obtained, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is necessary or advisable to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          4.5. Sophisticated Investor. The Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Stock. The Buyer is acquiring the Stock for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Buyer is an "accredited investor" as such term is defined in the regulations promulgated under the Securities Act of 1933, as amended.

          4.6. Other Investment Representations. (a) The Buyer and its employees, agents and accounting and legal representatives have been afforded reasonable access to the books, records, key personnel, facilities and other information reasonably related to the Stock and the business and affairs of the Company; (b) the Buyer and its employees, agents and accounting and legal representatives have been given a reasonable opportunity to ask questions relating to the Stock and the business and affairs of the Company and to receive answers thereto; (c) the Buyer has performed such due diligence as the Buyer has deemed necessary in order to review the business and affairs of the Company in connection with its acquisition of the Stock; (d) in completing the transactions contemplated in accordance with this Agreement, the Buyer has not and is not relying on any representation or warranty, whether by Seller, the Company or any other Person, which is not expressly stated in this Agreement and (e) the Buyer understands that no party hereto nor any Affiliates, representatives or agents of any party is making any representation or warranty whatsoever, oral or written, express or implied, other than as set forth in this Agreement, and the Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by another party hereto, such other party's Affiliates, representatives or agents, or any other Person, except as set forth in this Agreement.

          4.7. Brokers', Finders' Fees, etc. Neither the Company nor any Seller shall have any liability or obligation to pay any brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

          4.8. Ability to Pay. The Buyer has available to it sufficient funds or credit capacity to enable it to consummate the transactions contemplated by this Agreement.

                            ARTICLE V

               CONDUCT OF BUSINESS PENDING CLOSING

     From the date hereof to the Closing, (i) no Stockholder, Warrantholder or Other Party shall transfer or Encumber their respective Stock, Warrants or Stock Options and (ii) except as set forth in Schedule 5.1 or consented to or approved by the Buyer in writing, the Company shall conform to the following (and shall not enter into any Contract for any transaction that would violate the following if consummated at any time from the date hereof through the Closing):

5.
          5.1. Regular Course of Business. The Company shall carry on its business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business consistent with past practice or as required by the terms of this Agreement.

          5.2. Amendments. No change or amendment shall be made in the Articles of Incorporation, By-laws or other governing instruments of the Company.

          5.3. Capital Changes. The Company will not do any of the following:

               (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, other than pursuant to Section 1.5(d) or (f);

               (b) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations or any other Company Equity Securities (including any cancellation of Stock Options or Warrants through any exercise or put for a cash payment), other than pursuant to Section 1.5(d) or
     (f); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or other
     Company Equity Securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other Company
     Equity Securities; and

               (c) except for the issuance of Stock to Optionholders other than the Sellers in accordance with the terms of Stock Options listed on Schedule 3.3(a), (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrance) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or any Company Equity Security; or (ii) amend or otherwise modify the terms of any Company Equity
     Securities the effect of which shall be to make such terms more favorable to the holders thereof.

          5.4. Organization. The Company shall use reasonable efforts to preserve its corporate existence and business organization intact and to preserve its properties, tangible and intangible assets, books and records, goodwill and relationships with its employees, independent contractors, suppliers, customers and others with whom it has business relations. The Company shall continue construction with respect to the Fairfield, Iowa headquarters building in accordance with the plan therefor (a true and complete copy of which has been provided to the Buyer) in all material respects.

          5.5. Contracts. No contracts or commitments (or groups of related contracts or commitments) shall be entered into, renewed or amended by or on behalf of the Company involving the expenditure of more than $250,000 or otherwise of a type that would be required to be disclosed under Section 3.12(a)(i)-(xii), provided, however, that the Company (i) may continue to make payments with respect to the construction of the Fairfield, Iowa headquarters building to the extent of the Company's 1999 capital budget (a true and complete copy is included in Schedule 5.5 hereto) and (ii) may purchase inventory up to but not exceeding $650,000 per order in the ordinary course of business.

          5.6. Compensation. Except as set forth in Schedule 5.6 hereto, the Company will not (a) grant any increase in compensation other than normal merit and cost-of-living increases in the ordinary course of business and in accordance with past practice to an employee who is not an officer or (b) enter into or, except as required by law, amend (except for amendments that do not increase or decrease the costs of or benefits to participants under any Benefit Plan by more than a de minimis amount) any Benefit Plan, employment contract or consulting agreements.

          5.7. Representations. The Company shall not take any action which the Company reasonably expects would cause any of the representations and warranties set forth herein to become untrue in any material respect. In addition, the Company shall not undertake any transaction of the type specified in (c) through
(s) of Section 3.9.

          5.8. Taxes. The Company will not, except as required by law, change any method of Tax accounting or practice used by the Company (except for such changes resulting from the Form 3115 relating to the calculation of uniform capitalization submitted by the Company to the IRS dated December 31, 1998) or make any Tax election or settle or compromise any Tax dispute.

                           ARTICLE VI

                      ADDITIONAL AGREEMENTS

     The parties hereto hereby covenant and agree as follows:

6.
          6.1. Additional Covenants.

               (a) Sellers, the Company and the Buyer shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any governmental or regulatory authority or other third party any consents, licenses, permits, waivers, approvals, authorizations or orders (and provide any notices or filings) necessary or advisable to be obtained or made
(or provided) by Sellers, the Buyer or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby,
(iii) make all necessary filings with respect to this Agreement required under the HSR Act as promptly as practicable after the date hereof, and thereafter make any other required submissions pursuant to the filings under the HSR Act, and (iv) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable law; provided that the Sellers, Buyer and the Company shall cooperate with each other in connection with the making of all such filings. Neither Sellers, nor the Buyer nor the Company shall take any action, the intent or effect of which is to frustrate, hinder or delay the consummation of the transactions contemplated by this Agreement.

               (b) Each party hereto shall promptly inform the other of any communication from the Federal Trade Commission, the United
States Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any governmental or regulatory authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the Buyer and the Company, an appropriate and satisfactory response in compliance with such request.

          6.2. Reasonable Access. The Company shall afford to the Buyer and to its authorized representatives, during reasonable business hours, full access to the facilities, properties, personnel, books and records of the Company in order that the Buyer may have full opportunity to make such additional investigation as it shall reasonably desire to make of the affairs of the Company.
For the purpose of facilitating such investigation, the Company shall promptly designate individuals, each of whom shall be empowered to receive and act upon such requests, and the Buyer shall use its reasonable best efforts so that no communication shall be made by the Buyer or its authorized representatives with any employee, officer or agent of the Company who has not been so designated in writing without the prior written consent of the designee. Notwithstanding the foregoing, the Buyer, directly or indirectly, shall not contact any customer, independent contractor, distributor or supplier of the Company without the consent of the Company (it being understood and agreed that the Company and the Buyer shall develop a joint plan pursuant to which the Company shall, promptly following the date hereof, introduce the Buyer to and provide the Buyer access to such customers, independent contractors, distributors and suppliers as Buyer may request to facilitate transition).

          6.3. Confidentiality. The Buyer and the Buyer Representatives, through access granted by the Buyer, will be provided certain information relating to the Company which is non-public, confidential or proprietary in nature. The Buyer shall, and shall cause its directors, officers, employees, partners, affiliates, agents, advisors and representatives (the "Buyer
Representatives") to, and the Company shall, comply fully with and be bound by all terms and conditions of the Confidentiality
Agreement.

          6.4. Amendment of Charter Documents; Insurance. For a period of six (6) years after the Closing Date, the Buyer shall not amend the corporate charter or by-laws of the Company, if the effect of doing so would be to reduce or narrow the scope of the Company's obligations to indemnify its officers and directors who served in such capacities prior to the Closing Date or to reduce or narrow the scope of any exculpatory provision in favor of any such person. The Buyer acknowledges that the intent of this provision is to give such Persons the benefits of indemnity and exculpation to the full extent contained in the corporate charter and by-laws of the Company as of the date hereof. This Section 6.4 is intended to be for the benefit of, and shall be enforceable by, the persons referred to above, their heirs and personal representatives, and shall be binding on the Company, the Buyer, and their respective successors and assigns.

          6.5. Employee Matters.

               (a) The Buyer agrees that the Company will continue to employ for a period of at least three (3) months from the Closing Date all of the Company's employees on substantially the same terms in the aggregate for each employee as he or she was employed
(excluding equity-based compensation) by the Company prior to the
Closing Date, provided that the Company may terminate any
employee at any time for cause.  The Buyer further agrees that it will continue to employ for a period of at least six (6) months from the Closing Date all of the employees listed on Schedule
6.5, provided that the Company may terminate any employee at any
time for cause.   Notwithstanding the foregoing, the Buyer agrees
that in the event that it terminates the employment of any of the employees set forth on Schedule 6.5 who has entered into an agreement pursuant to Section 7.10 hereof without cause on or before the one-year anniversary of the Closing Date, it will provide to such employee, as a severance payment, at such employee's election: (a) the severance compensation otherwise payable, if any, pursuant to his or her employment contract with the Company (which contract, if any, is identified on Schedule
6.5), or (b) one year's salary and welfare benefits for a period of one year after the date of his or her termination (the
"Severance Payment Options"). In addition, the Buyer agrees that it will notify, in writing, such terminated employees of their Severance Payment Options hereunder not later than five (5) days after the termination of their employment.

(b) Immediately following the Closing, the Buyer shall cause the Company to adopt an incentive plan in accordance with the term sheet set forth in Exhibit H hereto; provided that the Stockholders have previously approved such plan in a manner intended to satisfy the requirements of Section 280G(b)(5)(A)(ii) of the Code and the proposed Treasury Regulations thereunder, and provided, further, that such approval has taken place in accordance with the procedures and documentation that have been previously provided to the Buyer, and provided, finally, that the percentage and identity of the Stockholders that approved such plan satisfy the requirements of such Code section and Treasury Regulations.
          6.6. Operating Facilities. The Buyer agrees that it will maintain for a period of at least two (2) years from the Closing Date the principal operating facilities of the Company in Fairfield, Iowa and will not change the location of the principal operating facilities of the Company during such period.

          6.7. No Solicitation. From the date hereof until the earlier to occur of (i) the termination of this Agreement pursuant to the terms and conditions hereof and (ii) the Closing, the Company shall not, and shall instruct its representatives, directors, officers, agents and Affiliates not to, initiate, solicit, negotiate, accept, discuss or furnish any information toward any proposal or with respect to any proposal to acquire (whether by merger, purchase of stock, purchase of assets or otherwise) all or substantially all or any significant part of the business, properties, capital stock or capital stock equivalents of the Company (an "Acquisition Proposal").

          6.8. Termination of Discussions. The Company represents and warrants to the Buyer that the Company and its representatives, directors, officers, agents and Affiliates have terminated all discussions and negotiations with third parties respecting any Acquisition Proposal, and the Company is not a party to or bound by any agreement for an Acquisition Proposal (other than a confidentiality agreement) other than pursuant to the terms and conditions of this Agreement. Since June 1, 1999 the Company has not waived or amended, and following the date hereof the Company shall not waive or amend, any provision of any agreement respecting the confidentiality of information furnished by or on behalf of the Company.

          6.9. Notice of Certain Matters. Each party hereto covenants and agrees to give prompt notice in writing to the Buyer and the Company of the occurrence of any event that would reasonably be expected to result in the failure to satisfy a condition specified herein and of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

          6.10. Unaudited Financial Statements. The Company shall prepare and deliver to the Buyer unaudited consolidated balance sheets and statements of earnings prepared in accordance with GAAP (subject to changes resulting from normal year-end adjustments which are not material, individually or in the aggregate, and subject to the absence of footnote disclosure) and in a manner consistent with the Interim Financial Statements for each full fiscal month beginning with July 1999 and ending prior to the Closing Date of the type customarily generated by the Company as soon as available, but no later than 30 days after the end of the relevant fiscal month.

          6.11.     Stock Options and Warrants.

               (a) Prior to the Closing Date, the terms of each option to purchase shares of Common Stock or Preferred Stock (individually, a "Stock Option" and collectively, the "Stock Options") which are then outstanding and exercisable, and the terms of each outstanding warrant to purchase Common Stock or Preferred Stock
(individually, a "Warrant" and collectively, the "Warrants") shall be complied with by the Company, subject to the terms of this Agreement. To the extent any such Stock Options shall have been exercised in whole or in part, (i) the holder thereof shall have executed a joinder to this Agreement, in the form of Exhibit
G, to become a Stockholder hereunder with respect to all of the shares of Common Stock and Preferred Stock issuable with respect to such Stock Option (with appropriate modifications to Exhibits
A, B, C, D and K, as applicable) and (ii) the holder thereof shall cease to be an Optionholder hereunder with respect to such exercised Stock Options. In the event that any Stock Options are terminated or expire without exercise prior to Closing, Exhibits
A, B, D and K, as applicable, shall be revised accordingly.

               (b) Each Other Party and Warrantholder agrees not to tender to the Company, pursuant to an exercise of any "put" right or other right to exercise for payment of cash, or otherwise exercise or convert in any manner, any Stock Options or Warrants, as applicable, prior to the Closing.

               (c) Immediately prior to the Closing, each Stock Option then outstanding and unexercised shall be cancelled and terminated in exchange for the cash payment to the applicable Other Party or Optionholder as provided in Section 1.5, and upon the Closing any Warrants then outstanding and unexercised shall be sold to the Buyer hereunder as provided in Section 1.5.

          6.12.     Equityholders' Agreement.

               (a) The Company and Sellers shall comply with the Equityholders' Agreement in all respects and shall enter into such amendments, supplements or modifications thereto or waivers thereunder as may be required to fully effect the terms of this Agreement.

               (b) Sellers hereby covenant that, as to the Company, the Equityholders' Agreement shall terminate upon the Closing.

                           ARTICLE VII

           CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

7.
          7.1. Representations and Warranties. The representations and warranties of the Sellers and the Company contained herein (i) which are qualified as to materiality, shall be true and accurate in all respects and (ii) which are not so qualified, shall be true and accurate in all material respects, in each case as of the date made and as of the Closing as though such representations and warranties were made at and as of the Closing (other than representations and warranties which speak only as of a specific date, which need only be true and accurate as of such date), and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the Sellers and the president or a vice president of the Company to such effect.

          7.2. Performance. The Sellers and the Company shall have performed and complied, in all material respects, with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the Closing; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the Sellers and the president or a vice president of the Company to such effect.

          7.3. Approvals and Filings. The waiting period under the HSR Act shall have expired or been terminated and all other consents, authorizations and approvals from, and all declarations, filings and registrations with, government or regulatory authorities other than as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without giving effect to clause (y) of the definition thereof) (provided that those listed on Schedule 7.3 shall have been obtained or made in any case without qualification as to materiality), required to consummate the transactions contemplated hereby and permit the Company to continue its business consistent with its past practice shall have been obtained or made, in any case, without the imposition of any condition on or the payment of any fees (other than ordinary filing fees) by the Company or the Buyer.

          7.4. Third Party Consents. The Buyer shall have received copies or other evidence acceptable to the Buyer of all third party consents, waivers, approvals, authorizations or actions other than as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without giving effect to clause (y) of the definition thereof) (provided that those listed on Schedule 7.4 shall have been obtained or made in any case without qualification as to materiality), required to consummate the transactions contemplated by this Agreement, in any case, without the imposition of any conditions on the Company or the Buyer or the payment (x) prior to the Closing of (i) any fees (other than non-significant fees) by the Company or (ii) any fees by the Buyer or (y) after the Closing of any fees by the Buyer or the Company.

          7.5. Material Adverse Effect. There shall not have occurred any Material Adverse Effect (without giving effect to clause (y) of the definition thereof) since December 31, 1998.

          7.6. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

          7.7. Opinion of Counsel. The Buyer shall have received written opinions dated as of the Closing Date from counsel to the Company and the Buyer Indemnitors in the forms attached hereto as Exhibit
E.

          7.8. Indebtedness. Upon the payment of Indebtedness by the Buyer pursuant to Section 1.6 in accordance with the Indebtedness
Certificate, all Indebtedness of the Company shall have been repaid and discharged and any related Encumbrance released, and all obligations under Contracts with respect thereto shall have been released; and the Buyer shall have received a payoff, release and termination letter executed by all other parties to such Indebtedness and documentation for the release of all Encumbrances, confirming the foregoing in form and substance reasonably satisfactory to the Buyer.

          7.9. [INTENTIONALLY DELETED]

          7.10. Non-Competition/Non-Solicitation Agreements. Each of the individuals listed in Exhibit F shall have entered into a Non-Compete/Non-Solicitation Agreement substantially in the form attached as Exhibit F hereto and the Stockholders of the Company shall have previously or simultaneously approved such agreement in a manner intended to satisfy the requirements of Section
280(G)(b)(5)(A)(ii) of the Code and the Treasury Regulation thereunder and in accordance with the procedures and documentation that have been previously provided to the Buyer, and the percentage and identity of Stockholders that approved such agreement shall have satisfied the requirements of such Code section and Treasury Regulations.

          7.11. Guarantee of Obligations. The Person listed as the Guarantor in Exhibit I shall have executed a guarantee substantially in the form attached as Exhibit I hereto.

          7.12. Assumption of Professional Fees Agreements. The Company, the Buyer Indemnitors and the parties listed in Schedule
3.19 shall have delivered an agreement in the form attached as Exhibit J hereto by which the Buyer Indemnitors shall have assumed, and the Company shall have been released from, all obligations in respect of the agreements and arrangements required to be listed on Schedule 3.19.

                          ARTICLE VIII

        CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS

     The obligations of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

8.
          8.1. Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and accurate in all material respects as of the date when made and as of the Closing as though such representations and warranties were made at and as of the Closing, and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Buyer to such effect.

          8.2. Performance. The Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing; and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Buyer to such effect.

          8.3. Approvals and Filings. The waiting period under the HSR Act shall have expired or been terminated and all other material consents, authorizations and approvals from, and all material declarations, filings and registrations with, government agencies or third parties required to consummate the transactions contemplated hereby without a violation of law shall have been obtained or made.

          8.4. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

          8.5. Opinion of Counsel. The Sellers shall have received a written opinion or opinions dated as of the Closing Date from Buyer in the form or forms attached hereto as Exhibit L.

                           ARTICLE IX

                   TERMINATION AND ABANDONMENT

9.
          9.1. Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time but not later than the Closing:

               (a)  by mutual consent of the Company and the Buyer; or

               (b) by either the Company or the Buyer at any time after October 30, 1999 (provided that if the only cause for the Closing not having occurred is the lack of expiration or termination of the waiting period under the HSR Act such date shall be extended until 5 business days after such expiration or termination, but in no case beyond December 31, 1999); provided that the party seeking termination is not in material violation or breach of its agreements, representations or warranties contained in this Agreement; or

               (c) by the Company if there has been a material violation or breach by the Buyer of its agreements, representations or warranties contained in this Agreement and if the Company and the Sellers are not then in material violation or breach of its agreements, representations or warranties contained in this Agreement; or

               (d) by the Buyer if there has been a material violation or breach by any of the other parties hereto of its agreements, representations or warranties contained in this Agreement and if the Buyer is not then in material violation or breach of its agreements, representations or warranties contained in this Agreement.

          9.2. Procedure upon Termination. In the event of termination and abandonment by the Company, or the Buyer, or both, pursuant to this Article IX, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and be abandoned without further action by the Buyer, the Company or the Sellers. If this Agreement is terminated as provided herein:

               (a) each party will redeliver or destroy all documents, work papers and other confidential material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the parties furnishing the same promptly upon request to do so; and

(b) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 6.3 with respect to the Confidentiality Agreement (which shall survive the termination of this Agreement), and except for such legal and equitable rights and remedies which any party may have by reason of any material breach or violation of this Agreement by any other party.
                            ARTICLE X

                         INDEMNIFICATION

10.
          10.1. Survival. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive until December 31, 2000; provided that
Section 3.10 (Title to Properties) and Section 3.15 (Taxes) and
Article XII (and in each such case Article X with respect thereto) shall survive the Closing and continue in full force and effect until 30 days following the expiration of all applicable statute of limitations periods (as extended) with respect thereto; provided further that Article I, Article II (other than Sections 2.3 and 2.4 with respect to which the December 31, 2000 date shall apply), Section 3.2 (Authorization), Section 3.3
(Capitalization), Section 4.2 (Authorization), Section
10.2(a)(iii) and Section 11.1 (and in each such case Article X with respect thereto) shall survive the Closing and continue in full force and effect for 10 years thereafter (provided further that the foregoing 10-year limitation shall not apply to Third
Party Claims with respect to such matters covered by such 10-year limitation, as to which no time limitation shall apply); provided further that any representation, warranty, covenant or agreement as to which a Claim Notice or Indemnity Notice or notice pursuant to Section 12.5(e) has been duly given shall survive with respect to the matters covered by such notice until resolution of the matters covered by such Claim Notice or Indemnity Notice; and provided further that all claims for damages made by virtue of any representations, warranties, covenants and agreements of any party in this Agreement or pursuant hereto shall be made under, and subject to the applicable limitations set forth in, this
Article X or Article XII. The sole recourse and exclusive remedy of the Buyer on the one hand and the Sellers on the other hand
(as well as the Sellers' Representatives and the Buyer
Indemnitors) against each other after the Closing arising out of this Agreement (including the purchase and sale or cancellation of Company Equity Securities) or any certificate delivered in connection with this Agreement, other than with respect to a claim of actual fraud and except for claims relating to Taxes
(with respect to which Tax matters the exclusive remedies shall be as provided in this Article X and Article XII), shall be to assert a claim for indemnification under the indemnification provisions of this Article X or the Guarantee to be delivered pursuant to Section 7.11, provided that the foregoing shall not restrict any rights to injunctive relief or specific performance to the extent available and provided further that, for the avoidance of doubt, the limitations of remedies to the provisions of this Article X and Article XII as exclusive remedies shall not apply to the non-competition/non-solicitation agreements to be delivered pursuant to Section 7.10, the guarantee to be delivered pursuant to Section 7.11, the assumption agreement(s) to be delivered pursuant to Section 7.12 or the release contained in
Section 11.2, which shall be enforceable in the courts generally in accordance with their terms. Without limiting the foregoing and other than with respect to a claim of actual fraud and except as otherwise provided in this Agreement, each of the Buyer and each Seller (as well as the Sellers' Representatives and the Buyer Indemnitors) hereby expressly waives, releases, disavows and repudiates, to the fullest extent permitted by law, any right or remedy of recission, or similar right or remedy granted under any state or federal law, rule, regulation or interpretation thereof, whether now in force or hereafter enacted, applicable with respect to any of the transactions contemplated by this Agreement or otherwise with respect to the Buyer's acquisition of and such Seller's sale of Company Equity Securities hereunder.

          10.2. Indemnification by the Buyer Indemnitors and the Sellers.

               (a)  Indemnification by the Buyer Indemnitors.  Subject to
Section 10.1 and Section 10.6, the Buyer Indemnitors shall severally (which, for the avoidance of doubt, shall mean that Earl Kaplan, on the one hand, shall be responsible for 50%, and EGI-BAF Investors, L.L.C. and EGI-BAF Investors II, L.L.C.
individually and collectively, on the other hand, shall be responsible for 50%) indemnify the Buyer, its Affiliates, its respective directors, officers, employees and agents, and their respective successors and assigns (collectively, the "Buyer
Indemnified Parties") from and against and in respect of any and all losses (including actual diminution in value), costs, fines, liabilities, claims, penalties, interest, damages and expenses
(including reasonable legal fees and expenses incurred in the investigation, defense and settlement of claims and actions or the enforcement of this Article X) (collectively "Losses") that may be suffered or incurred by any of them resulting from, in connection with or arising out of:

          (i) any breach of any representation, warranty, covenant or agreement made by the Company, the Sellers' Representatives, the Buyer Indemnitors or any Sellers (other than Paribas North America, Inc., Bank America Investment Corporation, Bank of America Illinois, Chase Equity Associates, L.P. and MIG Partners IV, if the Closing does not occur) in this Agreement or contained in any closing certificate executed and delivered by, or on behalf of, the Company or any Sellers in connection with this Agreement;

          (ii) any action, suit or proceeding relating to the foregoing;
     and

          (iii) any action, suit or proceeding by or on behalf of any Equityholder relating to such Equityholder's Company Equity Securities including claims relating to the calculation of such Equityholder's Fractional Interest or the consideration received therefor or the treatment of such Equityholder's Company Equity Securities in connection with the transactions contemplated by this Agreement and claims relating to the execution, delivery and performance of this Agreement or relating to the Equityholder's Agreement.

               (b)  Indemnification by Each Seller.   Subject to Section 10.1
and Section 10.6, each Seller shall severally, but not jointly with any other Seller (which, for the avoidance of doubt, as used in this paragraph, shall mean that each Seller shall be responsible for 100% with respect to the representation, warranty, covenant and agreement of such Seller but not for those of any other Seller), indemnify the Buyer Indemnified Parties from and against and in respect of any and all Losses that may be suffered or incurred by any of them resulting from, in connection with or arising out of any breach of any representation, warranty, covenant or agreement made by such Seller in this Agreement or contained in any closing certificate executed and delivered by, or (with its authorization) (with respect to Paribas North America, Inc., BankAmerica Investment Corporation,
MIG Partners, IV, Chase Equity Associates, L.P. and Bank of
America, National Association, other than such authorization granted to (i) EGI-BAF Investors, L.L.C. or EGI-BAF Investors II,
L.L.C. pursuant to the authority granted in Section 11.1 of this Agreement, (ii) EGI-BAF Investors, L.L.C. or EGI-BAF Investors
II, L.L.C. pursuant to the authority granted in the Contribution
Agreement, or (iii) Equity Group Investments, Inc. pursuant to the authority granted in the Equityholders' Agreement) on behalf of, such Seller in connection with this Agreement.

          10.3.     Indemnification by Buyer.  Subject to Section 10.1 and
Section 10.6, Buyer shall indemnify and hold the Sellers, their Affiliates and their respective directors, officers, employees and agents, and their respective successors and assigns (the
"Seller Indemnified Parties") harmless from and against and in respect of any and all Losses that may be suffered or incurred by any of them resulting from, in connection with or arising out of:

          (i) any breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement or contained in any closing certificate executed and delivered by, or on behalf of, the Buyer in connection with this Agreement; or

          (ii) any action, suit or proceeding relating to the foregoing.

          10.4. Indemnification Procedures. All claims for indemnification with respect to Third Party Claims (other than claims relating to Taxes) under this Agreement shall be asserted and resolved as follows:

               (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (1) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (2) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), a non-binding estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

               (b) Within fifteen (15) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the
Indemnified Party (1) whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third
Party Claim or alternatively (2) whether the Indemnifying Party admits to its liability to the Indemnified Party with respect to such Third Party Claim (which shall be without (and thereby waive) reservation or limitation as to scope or amount or survival) and shall, at the sole cost and expense of the Indemnifying Party, defend the Indemnified Party against such Third Party Claim.

               (c) If the Indemnifying Party notifies (a "Defense Notice") the Indemnified Party within the Election Period that the Indemnifying Party admits to its liability to the Indemnified
Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
Section 10.4. The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; provided that, without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which is non-monetary in nature or which includes any monetary term as to which the Indemnifying Party has not admitted its liability. The
Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified
Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third
Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party; provided that prior notice of such filing is given to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party
Claim which the Indemnifying Party elects to contest.  The
Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4 and, except as permitted above, shall bear its own costs and expenses with respect to such participation.

               (d) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section
10.4, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third
Party Claim by all appropriate proceedings.  The Indemnified
Party shall have full control of such defense and proceedings;
provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim unless prior to so entering such compromise or settlement the Indemnified Party provides the Indemnifying Party with notice of the material terms of such compromise or settlement and offers the Indemnifying Party the opportunity (such opportunity to remain open for one week or such lesser period of time as may be reasonably practicable under the circumstances) to assume control of the defense thereof and thereby admit to its liability to the Indemnified Party with respect to such Third Party Claim (which shall be without (and thereby waive) reservation or limitation as to scope or amount or survival). The Indemnifying Party will have the right to be kept reasonably informed with respect to, and to reasonably participate in (but not control) at its own expense, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4, including the right to receive copies of all pleadings and motion papers and the right to attend all hearings, subject to any applicable confidentiality restrictions and non-waiver of any such provisions.

               (e) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

               (f) The failure to provide notice as provided in this Article X shall not excuse any party from its continuing obligations hereunder; provided, however, that any claim shall be reduced by the Losses to the extent resulting from such party's delay or failure to provide notice as provided in this Article X.

          10.5. Nature of Other Liabilities. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit a written notice (the "Indemnity Notice") to the Indemnifying Party, describing in reasonable detail the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

          10.6. Certain Limitations on Remedies. Notwithstanding any provision herein or in this Agreement to the contrary:

               (a) Subject to (e) below, the Buyer Indemnified Parties shall not be entitled to assert any claim or claims for indemnification or reimbursement pursuant to Section 10.2 (other than in respect of Article I, Article II (other than Sections 2.3 and 2.4 with respect to which the Threshold shall apply), Section 3.2
(Authorization), Section 3.3 (Capitalization), Section 3.15
(Taxes) (other than Section 3.15(l) with respect to which the Threshold shall apply), Section 3.19 (Brokers', Finders' Fees, etc.), Section 11.1 and Article XII (other than Section 12.1(f) with respect to which the Threshold shall apply)) until, and only to the extent that, such claim or claims in the aggregate exceed
$3 million (the "Threshold"); provided, that the Threshold shall also not apply to Section 10.2(a)(iii).

               (b) Subject to (e) below, the Seller Indemnified Parties shall not be entitled to assert any claim or claims for indemnification or reimbursement pursuant to Section 10.3 (other than in respect of Article I, Section 4.2 (Authorization), Section 4.7 (Brokers',
Finders' Fees, etc.) and Article XII) until, and only to the extent that, such claim or claims in the aggregate exceed the Threshold.

               (c) Subject to (e) below, the aggregate liability of all of the Sellers and the Buyer Indemnitors for Losses under Section 10.2
(other than in respect of Article I, Article II (other than
Sections 2.3 and 2.4 with respect to which the Maximum Liability shall apply), Section 3.2 (Authorization), Section 3.3
(Capitalization), Section 3.15 (Taxes) (other than Section
3.15(l) with respect to which the Maximum Liability shall apply),
Section 3.19 (Brokers', Finders' Fees, etc.), Section 11.1 and
Article XII (other than Section 12.1(f) with respect to which the Maximum Liability shall apply)) shall be limited to $30 million
(the "Maximum Liability"); provided that the Maximum Liability shall also not apply to Section 10.2(a)(iii).

               (d) Subject to (e) below, the aggregate liability of the Buyer for Losses arising under Section 10.3 (other than in respect of Article I, Section 4.2 (Authorization), Section 4.7 (Brokers',
Finders' Fees, etc.) and Article XII) shall be limited to the Maximum Liability.

               (e)  For the avoidance of doubt, other than as provided in
Section 10.1, there shall be no limitations on any liability for (and the Threshold and Maximum Liability shall not apply to)
Losses with respect to which indemnification or payment is sought in respect of Article I, Article II (other than the application of the Threshold and Maximum Liability to Sections 2.3 and 2.4),
Section 3.2 (Authorization), Section 3.3 (Capitalization),
Section 3.15 (Taxes) (other than application of the Threshold and Maximum Liability to clause (l) thereof), Section 3.19 (Brokers',
Finders' Fees, etc.), Section 4.2 (Authorization), Section 4.7
(Brokers', Finders' Fees, etc.), Section 10.2(a)(iii), Section
11.1 and Article XII (other than the application of the Threshold and Maximum Liability to Section 12.1(f)) and the enforcement thereof.

          10.7. Amount of Losses. The amount of any Loss payable hereunder (i) shall be reduced by any insurance proceeds which the Indemnified Party may actually collect with respect to the event or occurrence giving rise to such Losses, (ii) shall be reduced by any amounts which the Indemnified Party may actually collect from third parties in connection with Losses for which indemnification is sought under this Agreement, (iii) shall be increased by any Tax (or increased by any reduction in any Tax benefit) actually borne by the Indemnified Party in cash that would not have been borne but for such Losses or the payment of any indemnity in respect thereof and (iv) shall be decreased by any Tax benefit (or decreased by any reduction in any Tax) actually realized by the Indemnified Party in cash with respect to the taxable year in which the indemnification payment is made or any prior taxable year that would not have been realized but for such Losses or the payment of any indemnity in respect thereof (it being understood and agreed that any Tax or Tax benefit realized by the Company with respect to the Pre-Closing Period shall not be considered a Tax or Tax benefit borne or realized by the Buyer Indemnified Parties for purposes of clauses
(iii) and (iv)). The Indemnified Party shall use commercially reasonable efforts to pursue insurance claims that may reduce or eliminate Losses. If the Indemnified Party both collects proceeds from any insurance company or third party and receives a payment from the Indemnifying Party hereunder in respect of the same Loss, and the sum of such proceeds and payment is in excess of the Loss with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party the amount of such excess to the extent that such Indemnified Party is not obligated to refund such amount to another party.

          10.8. Subrogation. After any indemnification payment is made to any Buyer Indemnified Party pursuant to this Agreement, the Sellers' Representatives, on behalf of all of the Sellers, shall, to the extent of such payment, be subrogated to all rights (if any) of such Buyer Indemnified Party against any third party insurer under any insurance policy in connection with the Losses to which such payment relates. Any Buyer Indemnified Party receiving an indemnification payment pursuant to this Agreement shall execute, upon the written request of the Indemnifying
Party, an instrument reasonably necessary to evidence such subrogation rights.

                           ARTICLE XI

                SELLERS' REPRESENTATIVES; RELEASE

11.
          11.1. Acknowledgment of Appointment of Sellers' Representatives. The Sellers represent and warrant that they have irrevocably and unconditionally appointed Earl P. Kaplan, EGI-BAF Investors, L.L.C. and EGI-BAF Investors II, L.L.C., acting jointly as their agent and attorney-in-fact (collectively, the "Sellers' Representatives"), to take any and all action on the Sellers' behalf in connection with this Agreement (including as contemplated by Section 4.4(d) of the Equityholders' Agreement). With respect to the Sellers, the Buyer shall be required only to deal with the Sellers' Representatives, acting jointly, whose actions and omissions shall be conclusive, final and binding as between the Buyer, on the one hand, and the other parties hereto, on the other hand.

          11.2. Release. Effective upon the Closing, each Seller, on behalf of himself or herself, on behalf of any beneficial owner of Company Equity Securities owned by such Seller or in which such Seller has a beneficial interest, and on behalf of all spouses, heirs, predecessors, successors, assigns, representatives or agents of such Seller (including any trust of which the undersigned is the trustee or which is for the benefit of the undersigned or a member of his or her family), to the greatest extent permitted by law, hereby waives, releases and discharges any and all claims or causes of action that any such Seller has, had or may have against the Released Persons (as defined below) arising out of, or related to, or otherwise in connection with any and all aspects of the transactions contemplated hereby and its purchase, sale and ownership of such Company Equity Securities and any relationships with the Company in connection therewith and hereby acknowledges that the purchase or cancellation for cash at the Closing of the Company Equity
Securities held by the undersigned, as contemplated hereby, is in full satisfaction of any and all rights that such Seller may have had with respect to any Company Equity Securities owned by such Seller or in which such Seller has an interest and any other rights hereby released (other than any claim or obligation under Article X); provided that such release pursuant to this sentence, in the case of the lenders under the Credit Agreement, who are parties hereto, with respect to the Indebtedness thereunder, being subject to the repayment thereof as contemplated by Section
1.6 hereof and as set forth in such lenders' payoff letter to be delivered in connection with the Closing. For purposes of the foregoing, the term "Released Persons" shall mean each of the Company, the Buyer, and all of their respective Subsidiaries and affiliates, and the directors, officers, employees, partners, principals, agents, attorneys-in-fact, proxies, insurers or co-insurers, controlling shareholders, attorneys, advisors, legal representatives, and assigns of each of them. In addition, each Seller, to the maximum extent permitted by applicable law, hereby makes a general release of all claims and obligations that such Seller may have against the Company or the Buyer or their respective subsidiaries and Affiliates as of the Closing Date based on or arising out of any acts, events or omissions occurring on or prior to the Closing Date, including any claims or obligations in respect of the transactions contemplated hereby
(other than any claim or obligation under Article X); provided that (x) such release pursuant to this sentence, in the case of the lenders under the Credit Agreement, who are parties hereto, with respect to the Indebtedness thereunder, being subject to the repayment thereof as contemplated by Section 1.6 hereof and as set forth in such lenders' payoff letter to be delivered in connection with the Closing; and (y) such release pursuant to this sentence, shall not apply to claims of, or obligations to, the Sellers: (a) pursuant to indemnification rights under the Restated Articles of Incorporation or bylaws of the Company; (b) for any salary, bonus or other compensation benefits payable in the ordinary course of the Company's business consistent with past practice and outstanding as of Closing; (c) for vested rights under the Benefit Plans disclosed on Schedule 3.16; and
(d) outstanding accounts payable as of Closing under Contracts disclosed as items (ii) and (iii) on Schedule 3.20(a).

                           ARTICLE XII

                       CERTAIN TAX MATTERS

12.
          12.1. Tax Indemnity by Buyer Indemnitors . Each Buyer Indemnitor shall severally (which, for the avoidance of doubt, shall mean that Earl Kaplan, on the one hand, shall be responsible for 50% and EGI-BAF Investors, L.L.C. and EGI-BAF Investors II, L.L.C., individually and collectively on the other hand, shall be responsible for 50%) indemnify the Buyer
Indemnified Parties and the Company from and against any Losses arising in respect of:

               (a) any Tax imposed on the Company or any of its present or former Subsidiaries (or for which the Company or any Subsidiary is liable under applicable Tax law) for the Pre-Closing Period
     (other than (i) any such Taxes that would not have arisen but for an election under Code Section 338 or comparable provision of state, local or foreign law made by the Buyer with respect to the purchase of the Company pursuant to this Agreement, (ii) any such Taxes that would not have arisen but for a transaction undertaken by the Company on the Closing Date after the Closing outside the ordinary course of business at the direction of the Buyer or with the specific prior written consent of the Buyer in a separate document specifically referring to this provision (it being agreed and understood that any payment for and in cancellation of the Stock Options and any payment of the Transaction Bonuses on the Closing Date shall not occur after the Closing), (iii) Taxes payable in the ordinary course in the amount of the Particular
     Current Taxes Payable applicable to such type of Taxes in such jurisdiction for such taxable period to the extent that such amount of Particular Current Taxes Payable has not previously been applied to reduce the indemnification or payment obligations of the Buyer Indemnitors under this Article XII or increase the Company's or the Buyer's indemnification or payment obligations under this Article XII for such type of Taxes in such jurisdiction for such taxable period and (iv) any Tax described in Section 12.1(f));

               (b) any Tax resulting from the failure, if any, of the Company to be an S Corp (or any of its corporate Subsidiaries to be a QSSSub) for any taxable period (or portion thereof) ending prior to March 31, 1997, and any Tax imposed under Section 1374(a) or 1375(a) of the Code on the Company or any of its present or former Subsidiaries during any such taxable period (or portion thereof);

               (c) any Tax for the Pre-Closing Period resulting from the failure by the Company or any of its present or former
     Subsidiaries to withhold and pay timely any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party (other than any such Taxes arising from a misclassification of an employee as an independent contractor), or the failure by the Company or any of its present or former Subsidiaries to collect and pay timely any Taxes required to have been collected and paid in connection with any amounts received from any customer or other third party;

               (d) any Tax imposed on any of the Equityholders or on any former shareholder of the Company (or for which any of them is liable under applicable Tax law) for any taxable period;

               (e) any Tax arising by reason of any inclusion of any income or gain in the Post-Closing Period from (A) any Section 481 adjustment (except for such an adjustment resulting from the Form
     3115 relating to the calculation of uniform capitalization submitted by the Company to the IRS dated December 31, 1998) with respect to the Company or any of its present or former
     Subsidiaries made in the Pre-Closing Period, (B) any installment sale made by the Company or any of its Subsidiaries prior to the Closing or (C) any payment after the Closing Date, or any adjustment after the Closing Date to any payment, for or in cancellation of the Stock Options or of the Transaction Bonus;
     and

               (f) any Tax for the Pre-Closing Period resulting from the misclassification by the Company or any of its present or former Subsidiaries of any employee as an independent contractor or the failure to timely withhold and pay any Taxes required to have been withheld and paid in connection with amounts paid or owing to any such employee so misclassified.

          12.2. Tax Indemnity by the Buyer. The Buyer shall indemnify and hold the Equityholders harmless from and against any Losses arising in respect of any Tax imposed on the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries is liable under applicable Tax law) other than any such Taxes for which the Buyer Indemnitors are liable under this
Article XII or Article X.

          12.3.     Straddle Periods; Apportionment of Taxes.

               (a) For federal income Tax purposes, for the taxable period that includes the day following the Closing Date, the Buyer shall report the Company as a member for the Post-Closing Period of the affiliated group filing consolidated federal income Tax Returns of which the Buyer is the common parent. If the Company is permitted but not required under applicable Tax law to treat the Closing Date as the last day of a taxable period, the Buyer, the Equityholders and the Company shall treat such date as the last day of a taxable period. Where it is necessary to apportion the liability for a Straddle Period between the Pre-Closing Period and the Post-Closing Period, such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that real property Taxes, personal property
Taxes and similar Taxes shall be apportioned on a daily basis.

               (b) In the event that, after the Closing Date, the Buyer, the Company or any member of the Affiliated Group of which the Buyer or the Company is a member actually realizes in cash (which shall include any reduction in, or refund of (including actual utilization of a Tax credit), Taxes actually paid) a Tax benefit
(whether for a Pre-Closing Period or a Post-Closing Period) that it would not have actually realized but for the payment (whether at or immediately prior to Closing, in connection with the Working Capital Adjustment or otherwise) for and in cancellation of Stock Options pursuant to this Agreement or the payment of Transaction Bonuses, the Buyer shall pay the Sellers'
Representatives (who shall receive such amount on behalf of all the Equityholders as if part of the Purchase Price), or the amount that the Buyer Indemnitors are obligated to pay the Buyer
Indemnified Parties and the Company shall be reduced by, the amount of such Tax benefit promptly after such actual realization
(but not in duplication of any Tax benefit paid or to be paid to the Sellers' Representatives (on behalf of the Equityholders) or that reduced or will reduce the Buyer Indemnitors' obligations);
provided, however, that the Buyer Indemnitors shall pay the Buyer the amount of any reduction in any such Tax benefit (including any related interest and penalties) resulting from any Tax
Proceeding promptly after such reduction is actually realized by the Buyer, the Company or any member of the Affiliated Group of which the Buyer or the Company is a member in cash. The Buyer shall not, and shall cause the Company not to, report in the Post-
Closing Period any loss, deduction or credit arising from the payment on or prior to the Closing Date for and in cancellation of Stock Options pursuant to this Agreement or the payment on or prior to the Closing Date of Transaction Bonuses, unless otherwise required by a "determination" within the meaning of
Section 1313(a) of the Code.

          12.4.     Filing and Payment Responsibility.

               (a) Sellers' Representatives shall (at their sole expense) prepare and file or cause the Company to prepare and file, with respect to the Company and each of its Subsidiaries, any Tax
Return (other than any amended Tax Return that includes only a claim for a refund to which the Buyer, the Company and its Subsidiaries are entitled pursuant to Section 12.7) for any taxable period ending on or before the Closing Date, and, except as provided in the last sentence of this Section 12.4(a), the Buyer Indemnitors shall pay all Taxes due with respect thereto
(which Taxes shall, in the case of such Taxes due after the Closing Date, be paid to the Company at least five days prior to the date on which such Taxes are required to be paid to the applicable Taxing authority); provided, however, that (i)
Sellers' Representatives shall provide the Buyer copies of such proposed Tax Returns at least 30 days prior to the due date of any such Tax Returns for the Buyer's review and comment, (ii) such Tax Returns shall be prepared consistently with past practice, past elections and past methods of accounting of the Company, except as otherwise required by law, and (iii) when filed, such Tax Returns shall reflect any reasonable and good faith comments of the Buyer regarding the correctness of such Tax
Return under applicable Tax law and such Tax Returns' compliance with Section 12.4(a)(ii), except to the extent that Sellers'
Representatives disagree reasonably and in good faith with such comments, in which case the Buyer and Sellers' Representatives shall endeavor reasonably and in good faith to resolve such disagreement over such comments and, failing that, such disagreement shall be resolved expeditiously by the Accounting
Firm prior to the date such Tax Return is due. In the case of any Tax Return for which Sellers' Representatives and the Buyer
Indemnitors are responsible pursuant to this Section 12.4(a), provided that Sellers' Representatives and the Buyer Indemnitors have complied with their obligations with respect to such Tax
Return pursuant to this Section 12.4(a), the Buyer shall, at its election, either sign or cause to be signed such Tax Return or provide Sellers' Representatives with such reasonably requested powers of attorney required to enable Sellers' Representatives to file or cause to be filed such Tax Return. In connection with the filing after the Closing Date of a Tax Return that is the responsibility of the Sellers' Representatives and the Buyer
Indemnitors under this Section 12.4(a), (x) the Company shall pay, and the Buyer Indemnitors shall not be required to pay, any Taxes due in the ordinary course in connection with such filing up to the amount of the Particular Current Taxes Payable applicable to such type of Taxes in such jurisdiction for such taxable period to the extent that such amount of Particular
Current Taxes Payable has not previously been applied to reduce the indemnification or payment obligations of the Buyer
Indemnitors under this Article XII or increase the Company's or the Buyer's indemnification or payment obligations under this
Article XII for such type of Taxes in such jurisdiction for such taxable period and (y) the Buyer shall pay the Sellers'
Representatives (who shall receive such amount on behalf of all the Equityholders as if part of the Purchase Price) the excess, if any, of the amount of the Particular Current Taxes Payable applicable to such type of Taxes in such jurisdiction for such taxable period over the Taxes due in the ordinary course in connection with such filing, to the extent that such amount of Particular Current Taxes Payable has not previously been applied to reduce the indemnification or payment obligations of the Buyer
Indemnitors under this Article XII or increase the Company's or the Buyer's indemnification or payment obligations under this
Article XII for such type of Taxes in such jurisdiction for such taxable period.

               (b) The Buyer (at its sole expense) shall file and prepare any Tax Return with respect to the Company or any of its Subsidiaries
(other than Tax Returns that are the responsibility of the Sellers' Representatives and the Buyer Indemnitors under Section
12.4(a)); provided, however, that (i) the Buyer Indemnitors shall pay the Company at least five days prior to the due date of any such Tax Return the amount of any Taxes payable in connection with such Tax Return for which the Buyer Indemnitors are liable under Section 12.1 and (ii) in the case of any Straddle Period
Tax Return and in the case of any amended Tax Return for the Pre-
Closing Period that includes only a claim for a refund to which the Buyer or the Company and its Subsidiaries are entitled pursuant to Section 12.7, (A) the Buyer shall provide the Sellers' Representatives copies of such proposed Tax Returns at least 30 days prior to the due date of any such Tax Returns for Sellers' Representatives' review and comment, (B) such Tax
Returns shall be prepared consistently with past practice, past elections and past methods of accounting of the Company, except as otherwise required by law, and (C) when filed, such Tax
Returns shall reflect any reasonable and good faith comments of Sellers' Representatives regarding the correctness of such Tax
Return under applicable Tax law and such Tax Returns' compliance with Section 12.4(b)(ii)(B), except to the extent that the Buyer disagrees reasonably and in good faith with such comments, in which case the Buyer and Sellers' Representatives shall endeavor reasonably and in good faith to resolve such disagreement over such comments and, failing that, such disagreement shall be resolved expeditiously by the Accounting Firm prior to the date such Tax Return is due. The Buyer, the Company and its Subsidiaries shall not, without the prior written consent of the Sellers' Representatives (which consent shall not be unreasonably withheld), file any amended Tax Return with respect to the Company or any of its present or former Subsidiaries (other than any Tax Return that includes only a claim for a refund to which the Buyer, the Company and its Subsidiaries are entitled pursuant to Section 12.7) for any taxable period ending on or before the Closing Date. In connection with the filing after the Closing
Date of a Straddle Period Tax Return, (x) the Company shall pay, and the Buyer Indemnitors shall not be required to pay, any Taxes allocable to the Pre-Closing Period due in the ordinary course in connection with such filing up to the amount of the Particular
Current Taxes Payable applicable to such type of Taxes in such jurisdiction for such taxable period to the extent that such amount of Particular Current Taxes Payable has not previously been applied to reduce the indemnification or payment obligations of the Buyer Indemnitors under this Article XII or increase the Company's or the Buyer's indemnification or payment obligations under this Article XII for such type of Taxes in such jurisdiction for such taxable period and (y) the Buyer shall pay the Sellers' Representatives (who shall receive such amount on behalf of all the Equityholders as if part of the Purchase Price) the excess, if any, of the amount of the Particular Current Taxes
Payable applicable to such type of Taxes in such jurisdiction for such taxable period over the Taxes allocable to the Pre-Closing
Period due in the ordinary course in connection with such filing to the extent that such amount of Particular Current Taxes
Payable has not previously been applied to reduce the indemnification or payment obligations of the Buyer Indemnitors under this Article XII or increase the Company's or the Buyer's indemnification or payment obligations under this Article XII for such type of Taxes in such jurisdiction for such taxable period.

(c) In no event shall the submission of a disagreement with respect to a Tax Return to the Accounting Firm pursuant to this
Section 12.4 cause such Tax Return to fail to be timely filed.
          12.5.     Cooperation; Exchange of Information; Tax Proceedings.

               (a) Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation, documentation and information as any of them reasonably may request in connection with filing any Return, amended Return or claim for refund, determining a liability for Taxes or indemnity obligation under this Article XII or a right to refund of Taxes or apportionment of Taxes between a Pre-
Closing Period and Post-Closing Period or in conducting any Tax
Proceeding; provided, however, that, notwithstanding any other provision, the Buyer shall not be required to provide any Person with any consolidated, combined or unitary Tax Return (or copy thereof) filed or to be filed by the Buyer or any of its Affiliates and the Buyer shall not be required to provide any such cooperation and information to the extent that such cooperation and information would not relate principally to the Company and its Subsidiaries; provided further, however, that in the event that the Buyer withholds from any party hereto any Tax
Return, cooperation or information pursuant to the immediately preceding proviso, the Buyer shall be required to provide pro forma information or an extract or summary or other reasonable substitute, in each case relating solely to the Company and its Subsidiaries, of the cooperation or information reasonably requested by Sellers' Representatives pursuant to this sentence.
The cooperation and information required to be provided by the parties pursuant to this Section 12.5 shall include providing copies of all relevant portions of relevant Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party will retain all Returns, schedules and work papers, and all material records and other documents relating to Tax matters, in such party's possession, of the Company or any of its Subsidiaries for all Pre-Closing Periods until the later of (i) the expiration of the statute of limitations for the taxable periods to which the Returns and other documents relate or (ii) eight years following the due date (without extension) for such Returns. Thereafter, the party holding such Returns or other documents may dispose of them; provided, however, that such party shall give each other party 60 days written notice and the opportunity to be provided such Returns prior to doing so.

               (b) With respect to any Tax Proceeding of or with respect to the Company or any of its Subsidiaries for a taxable period that ends on or prior to the Closing Date or a Straddle Period: (i) the Controlling Party (as defined below) shall be entitled to control
(at its sole expense) the Tax Proceeding, (ii)  the Controlling
Party shall consult with the Noncontrolling Party (as defined below) and keep the Noncontrolling Party updated as to such Tax
Proceeding, (iii) the Noncontrolling Party shall be entitled to participate in any such Tax Proceeding, (iv) the Controlling
Party shall defend such Tax Proceeding vigorously and diligently as if the Controlling Party were the only party in interest with respect to the Tax Proceeding and all other taxable periods of the Company and its Subsidiaries (provided that if the Controlling Party fails to defend such Tax Proceeding vigorously and diligently, then the Noncontrolling Party shall be entitled to assume the defense of such Tax Proceeding), (v) the Noncontrolling Party shall bear its own expenses in connection with any such Tax Proceeding and (vi) the Controlling Party shall not compromise, settle or abandon any such Tax Proceeding without the prior written consent (which consent shall not be unreasonably withheld) of the Noncontrolling Party if such compromise, settlement or abandonment of such Tax Proceeding could reasonably be expected to adversely affect the Noncontrolling Party (provided that if the Noncontrolling Party reasonably withholds consent, then the Noncontrolling Party shall be entitled to assume the defense of such Tax Proceeding and the Controlling Party's liability with respect to such Tax Proceeding shall not exceed the amount that such liability would have been under the proposed settlement).

               (c) In the case of any Tax Proceeding of or with respect to the Company or any of its Subsidiaries for a taxable period that ends on or prior to the Closing Date or a Straddle Period: (A)
"Controlling Party" shall mean (x) the Sellers' Representatives in the case of any Tax Proceeding for any taxable period that ends on or prior to the Closing Date, (y) the Sellers'
Representatives in the case of any Tax Proceeding for any Straddle Period if the claim of the applicable Tax authority in connection with such Tax Proceeding for which the Buyer
Indemnitors would be liable hereunder exceeds the claim of the applicable Tax authority in connection with such Tax Proceeding for which the Buyer would be liable hereunder and (z) the Buyer in the case of any Tax Proceeding for a Straddle Period if the Sellers' Representatives are not the Controlling Party pursuant to clause (y) above and (B) "Noncontrolling Party" shall mean the Buyer if the Sellers' Representatives are the Controlling Party, and the Sellers' Representatives if the Buyer is the Controlling
Party.

               (d) Except as otherwise provided in Section 12.5(b), the Buyer shall be entitled to control in all respects (at its sole expense) any Tax Proceeding of or with respect to the Company or any of its Subsidiaries for any taxable period.

               (e) A party claiming indemnification under this Article XII in connection with any Tax Proceeding shall promptly (i) notify the party or parties from whom indemnification is sought upon receipt by the party claiming indemnification of any notice of any Tax
Proceeding asserted against the indemnified party which would reasonably be expected to give rise to a right of indemnification under this Article XII and (ii) transmit to the indemnifying party or parties a written notice describing in reasonable detail the nature of the Tax Proceeding, a copy of all papers served with respect to such Tax Proceeding (if any), a non-binding estimate of the amount of damages attributable to the Tax
Proceeding, if reasonably possible, and the basis of the indemnified party's request for indemnification under this
Article XII.  The failure to provide notice as provided in this
Section 12.5(e) shall not excuse any party from its continuing obligations hereunder; provided, however, any claim shall be reduced by the Losses to the extent resulting from such party's delay or failure to provide notice as provided in this Section
12.5(e).

               (f) The Buyer Indemnitors shall pay the Company the amount of Tax for which the Buyer Indemnitors are liable under Section 12.1 in connection with any Tax Proceeding at least five days prior to the date such Taxes are required to be paid to the applicable taxing authority.

          12.6. Tax Returns Available. Sellers' Representatives and the Company shall make available to the Buyer as promptly as practicable after the date hereof through the Closing Date complete and correct copies of all Tax Returns reasonably requested by Buyer filed by or on behalf of, and all material Tax examination reports and statements of deficiencies assessed against or agreed to by or on behalf of, the Company or any of its Subsidiaries.

          12.7. Refunds. The Equityholders shall be entitled to any refunds of Pre-Closing Period Taxes of the Company or any of its Subsidiaries actually received after the Closing Date by or on behalf of the Buyer, the Company or any member of the Affiliated
Group of which the Company or the Buyer is a member, whether by payment, credit, offset or otherwise (other than any such refunds resulting from a carry back to the Pre-Closing Period from the Post-Closing Period of any loss, credit or deduction or with respect to any Taxes for which Buyer is responsible for Pre-
Closing Periods pursuant to Article X or Section 12.2), and
Buyer, the Company and its Subsidiaries shall be entitled to any other refunds of Taxes of the Company or any of its Subsidiaries
(other than (i) with respect to any Taxes for which the Buyer
Indemnitors are responsible for Post-Closing Periods pursuant to
Article X or this Article XII and (ii) as provided in Section
12.3(b)). The Buyer shall pay, or cause to be paid, to the Sellers' Representatives (who shall receive such amount on behalf of all the Equityholders as if part of the Purchase Price) any refunds to which the Equityholders are entitled under this
Section 12.7 reasonably promptly after such refunds are received by the Buyer, the Company or any member of the Affiliated Group of which the Company or the Buyer is a member, but no later than 30 days after such receipt. The Buyer Indemnitors shall pay to the Buyer any refunds to which the Buyer, the Company and its Subsidiaries are entitled under this Section 12.7 reasonably promptly after such refunds are received by any of the Equityholders, but no later than 30 days after such receipt.

          12.8.     Adjustments.  All amounts paid pursuant to Section 1.7,
Article X or this Article XII will be treated by the parties hereto as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          12.9. Survival. Notwithstanding any other provision hereof, the provisions of this Article XII shall survive until 30 days following the expiration of all applicable statutes of limitations (as extended) and, in the event of any dispute between the parties relating to such provisions as to which notice has been given pursuant to Section 12.5(e), which dispute has not been resolved at the time of such expiration, such provisions shall survive with respect to the disputed matters until such dispute has been resolved.

          12.10.    Setoff.  Any rights of setoff with respect to this
Article XII or, to the extent relating to Taxes, Article X shall not have the effect of avoiding the application of the limitations set forth in Section 10.6.

          12.11. General Tax Amount. At the election of the Sellers' Representatives, the Buyer Indemnitors shall be entitled to apply towards any payment obligation of the Buyer Indemnitors under this Article XII (including the cost of Tax Return preparation) all or any portion of the General Tax Amount to the extent that the General Tax Amount has not either previously been used to reduce a payment obligation of the Buyer Indemnitors under this
Article XII or been paid to the Sellers' Representatives (on behalf of the Equityholders) pursuant to the immediately following sentence. At the election of the Sellers'
Representatives, upon 30 days' prior written notice to the Buyer, the Buyer shall pay to the Sellers' Representatives (who shall receive such amount on behalf of the Equityholders as if part of the Purchase Price) the General Tax Amount (without interest) reduced by any portion thereof previously used to reduce a payment obligation of the Buyer under this Article XII pursuant to the immediately preceding sentence.

                          ARTICLE XIII

                    MISCELLANEOUS PROVISIONS

13.
          13.1. Amendment and Modification. This Agreement (and any provision hereof) may be waived, amended, modified and supplemented only by written agreement of the Buyer and Sellers'
Representatives (whose signatures shall bind all parties hereto
(other than the Buyer) and on whose consent on behalf of all parties hereto (other than the Buyer) the Buyer may rely), provided that any waiver, amendment, modification or supplement hereto shall be binding with respect to any party executing the same (even if not executed by each of the parties hereto) unless such waiver, amendment, modification or supplement requires by its terms the execution by additional parties in order to be so binding. The execution of any waiver, amendment, modification, supplement or consent provided by the Sellers' Representatives on behalf of any or all Sellers shall be deemed the execution of such Sellers and the Buyer may so rely on such execution.

          13.2. Waiver of Compliance. Any failure of any party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party to whom such obligation is owed (including the Sellers' Representatives on behalf of any or all Sellers), but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          13.3. Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reputable overnight courier, or mailed, certified or registered mail, return receipt requested, with postage prepaid to the addresses indicated on the Schedule of Notice Addresses (unless another address has been designated in writing).

          13.4. Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (including the Sellers' Representatives on behalf of any or all Sellers) except that the Buyer may assign this Agreement to its Affiliate in its discretion (so long as the Buyer remains obligated with respect thereto). Except as set forth in Section 6.4, nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as otherwise expressly provided herein, nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers, stockholders or principals of any of the parties hereto, by reason of any breach or violation of any of the provisions hereof or otherwise, and no party hereto shall have any rights against, or be entitled to sue or seek any recovery from, any such Persons.

          13.5. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except for the Confidentiality Agreement, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          13.6. Disclaimer of Implied Warranties. It is the explicit understanding of each of the parties hereto that no party hereto nor any Affiliates, representatives or agents of any party is making any representations or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by another party hereto or such other party's Affiliates, representatives or agents, except as set forth in this Agreement.

          13.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          13.8. Expenses. Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein; provided that all expenses of the Company or any Seller shall be paid by the Sellers and shall not be paid by the Company (unless the Closing does not occur or unless such expenses are paid prior to the Closing) or the Buyer.

          13.9. Press Releases and Announcements. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the employees, independent contractors, distributors, customers or suppliers of the Company, will be issued without the joint approval of the Buyer and the Company, except as otherwise required by law (including the securities laws and any requirement of any stock exchange or listing agreement). With respect to any proposed oral presentations, the Buyer and the Company shall agree in advance of any such presentation to a set of permitted "talking points", and such oral presentations shall be consistent with and not beyond the parameters of such "talking points".

          13.10. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts or choice of law provisions of such State, provided that the internal corporate affairs of any corporation will be governed by the laws of the state or organization of such corporation.

          13.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.12. Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          13.13. Interpretation; Absence of Presumption. For purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive and (v) provisions shall apply, when appropriate, to successive events and transactions.

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